UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________________

Form 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 000-28820

_____________________________________________

JONES SODA CO.

(Exact name of registrant as specified in its charter)

Washington	52-2336602
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

66 South Hanford Street, Suite 150

Seattle,  WA 98134

(Address of principal executive offices)

(206) 624-3357

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	JSDA	OTCQB

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, no par value

Indicate by checkmark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐    No ☒

Indicate by checkmark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.  Yes ☐     No ☒

Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company. indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐     No ☒

The aggregate market value of the registrant’s common stock held by non-affiliates as of June 28, 2019, the last business day of the registrant's most recently completed second fiscal quarter, was approximately $41,327,753 using the closing price on that day of $0.51.

As of March 2, 2020, there were 61,667,668  shares of the registrant's common stock issued and outstanding.

Documents Incorporated By Reference:

The information required by Part III of this Report, to the extent not set forth herein, is incorporated in this Report by reference to the registrant's definitive proxy statement relating to its 2020 annual meeting of shareholders. The definitive proxy statement will be filed with the Securities and Exchange Commission within 120 days after the end of the 2019 fiscal year.

EXPLANATORY NOTE

Unless otherwise indicated or the context otherwise requires, all references in this Annual Report on Form 10-K to “we,” “us,” “our,” “Jones,” “Jones Soda,” and the “Company” are to Jones Soda Co., a Washington corporation, and our wholly-owned subsidiaries Jones Soda Co. (USA) Inc. and Jones Soda (Canada) Inc.

In addition, unless otherwise indicated or the context otherwise requires, all references in this Annual Report to “Jones Soda” refer to our premium beverages, including Jones® Soda and Lemoncocco® sold under the trademarked brand name “Jones Soda Co.®”

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This Annual Report on Form 10-K (this “Report”) contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this Report other than statements of historical fact, including statements that address operating performance, the economy, events or developments that management expects or anticipates will or may occur in the future, including statements related to sales, revenues, profitability, distributor channels, new products, adequacy of funds from operations, cash flows and financing, our ability to continue as a going concern, potential strategic transactions, statements regarding future operating results and non-historical information, are forward-looking statements. In particular, the words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “can,” “plan,” “predict,” “could,” “future,” “continue,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions and apply only as of the date of this Report. Our actual results, performance or achievements could differ materially from historical results as well as from the results expressed in, anticipated or implied by these forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In particular, our business, including our financial condition and results of operations and our ability to continue as a going concern may be impacted by a number of factors, including, but not limited to, the following:

•	Our ability to successfully execute on our growth strategy and operating plans;
•	Our ability to effectively utilize the proceeds from our 2019 financing from Heavenly RX;
•	Our ability to manage our operating expenses and generate cash flow from operations, along with our ability to secure additional financing if our sales goals take longer to achieve than anticipated;
•	Our ability to create and maintain brand name recognition and acceptance of our products, which is critical to our success in our competitive, brand-conscious industry;
•

Our ability to effectively execute our marketing strategies in light of the various closures and event delays caused by the novel coronavirus (COVID-19) and the potential adverse impact on demand for our products caused by the COVID-19 outbreak;

•

Our ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally, including in the fountain business, particularly from other major beverage companies;

•	Entrance into and increased focus on the craft beverage segment by other major beverage companies;
•

Our ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages;

•	Our ability to successfully develop and launch new products that match consumer beverage trends, and to manage consumer response to such new products and new initiatives;
•	Our ability to maintain brand image and product quality and avoid risks from other product issues such as product recalls;
•

Our ability to establish, maintain and expand distribution arrangements with independent distributors, retailers, brokers and national retail accounts, most of whom sell and distribute competing products, and upon whom we rely to employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products;
•	Our ability to respond to any changes in, and to maintain, our private label relationship with 7-Eleven;
•	The timing and amount of reorders for 7-Select®, including the impact on our inventory, revenue and cash flow;
•	Our ability to manage our inventory levels and to predict the timing and amount of our sales;
•

Our reliance on third-party contract manufacturers of our products and the geographic locations of their facilities, which could make management of our distribution efforts inefficient or unprofitable;

•

Our ability to secure a continuous supply and availability of raw materials, as well as other factors that may adversely affect our supply chain, including increases in raw material costs, potential shortages of glass in the supply chain and the impact of COVID-19;

•	Our ability to source our flavors on acceptable terms from our key flavor suppliers;
•	Our ability to develop and commercialize CBD-infused beverages and comply with laws and regulations governing cannabis, hemp, or related products;
•	Our ability to attract and retain key personnel, the loss of whom would directly affect our efficiency and operations and could materially impair our ability to execute our growth strategy;
•	Our ability to protect our trademarks and trade secrets, the failure of which may prevent us from successfully marketing our products and competing effectively;
•	Litigation or legal proceedings, which could expose us to significant liabilities and damage our reputation;
•	Our ability to comply with the many regulations to which our business is subject;
•	Our ability to maintain an effective information technology infrastructure;
•	Fluctuations in fuel and freight costs;
•	Fluctuations in currency exchange rates, particularly between the United States and Canadian dollars;
•	Regional, national or global economic, political, social and other conditions that may adversely impact our business and results of operations, including COVID-19;
•	Our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;
•	Dilutive and other adverse effects on our existing shareholders and our stock price arising from future securities issuances; and
•

Our ability to access the capital markets for any future equity financing, and any actual or perceived limitations to our common stock by being traded on the OTCQB Marketplace, including the level of trading activity, volatility or market liquidity.

For a discussion of some of the factors that may affect our business, results and prospects, see “Item 1A. Risk Factors.” Readers are also urged to carefully review and consider the various disclosures made by us in this Report and in our other reports we file with the Securities and Exchange Commission, including our periodic reports on Forms 10-Q and current reports on Form 8-K, and those described from time to time in our press releases and other communications, which attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

JONES SODA CO.

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019

		Page
PART I
Item 1.	Business	1
Item 1A.	Risk Factors	10
Item 1B.	Unresolved Staff Comments	23
Item 2.	Properties	23
Item 3.	Legal Proceedings	23
Item 4.	Mine Safety Disclosures	23
PART II
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	24
Item 6.	Selected Financial Data	24
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	28
Item 8.	Financial Statements and Supplementary Data	29
Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	49
Item 9A.	Controls and Procedures	49
Item 9B.	Other Information	50

PART III**
Item 10.	Directors, Executive Officers and Corporate Governance	50
Item 11.	Executive Compensation	50
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	50
Item 13.	Certain Relationships and Related Transactions, and Director Independence	51
Item 14.	Principal Accounting Fees and Services	51

PART IV
Item 15.	Exhibits and Financial Statement Schedules	51
Item 16.	Form 10-K Summary	51
SIGNATURES		51

**

The information required by Part III of this Report, to the extent not set forth herein, is incorporated in this Report by reference to the registrant's definitive proxy statement relating to its 2020 annual meeting of shareholders. The definitive proxy statement will be filed with the Securities and Exchange Commission within 120 days after the end of the 2019 fiscal year.

PART I

ITEM 1.BUSINESS.

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in the United States and Canada through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers.

Our company is a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 66 South Hanford Street, Suite 150, Seattle, Washington 98134. Our telephone number is (206) 624-3357.

Jones Soda Products

Our strategy is to focus on our core brand, Jones Soda, while also investing in our new higher margin initiatives. Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with every label featuring a photo sent to us by our consumers. We also sell Jones Soda on fountain, utilizing customer photos on the fountain equipment and cups. Over one million photos have been submitted to us. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Equally differentiating are the distinctive names of our products such as FuFu Berry, and the fact that our products are made from high quality ingredients, including pure cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Root Beer and Orange & Cream.

Fountain

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime.  Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple. We have developed other products in select markets that include teas, lemonade, vitamin enhanced waters, hydration beverages, as well as naturally flavored sparkling waters.

We continue to see growing interest from larger quick service restaurants, corporate accounts, retailers, celebrity chefs and a variety of other outlets looking for differentiated offerings in their fountain soda. In 2019, we secured a 17 location pizzeria chain in Western Washington, which we believe reflects our ability to appeal to larger sized quick service restaurant chains. We feel that Jones on fountain enhances the consumer experience, while appealing to a broad demographic. Our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Lemoncocco

We officially launched Lemoncocco® in 2016.    Lemoncocco represents an entirely new beverage category that was inspired by the distinctive refreshment stands found along the streets of Rome, Italy. Lemoncocco is a premium non-carbonated, naturally flavored beverage with the extracts of Sicilian lemons and a splash of coconut cream. Lemoncocco is lightly sweetened with a touch of cane sugar and only 90 calories per 12-ounce serving. Lemoncocco was designed to be on trend, beautifully bold in design and yield a higher gross profit margin than our current Jones bottle product offerings upon achieving a certain threshold of sales.  We feel that Lemoncocco is an ideal choice for food pairing, making cocktails and hydration. We believe the overall appeal to the health channel and a wider age demographic makes Lemoncocco an exciting and diverse offering in the marketplace.

Co-Brand and Private Label Products

In February 2016, we announced our partnership with 7-Eleven, Inc. and together created the 7-Select brand of premium sodas crafted by Jones, the first premium carbonated beverage in the 7-Select private brand lineup. 7-Select continues to be available exclusively at participating 7-Eleven locations across the United States. During 2019, sales attributed to the 7-Select brand represented approximately 11% of our revenue.  When opportunities meet our required financial and operational metrics we utilize our industry expertise to provide private label products for customers.

Sparkling Beverage Industry

Our Jones Soda beverages are classified in the sparkling beverage category, which encompasses the carbonated soft drinks (CSD) segment. According to May 2019 issue of Beverage Digest, during 2019, the CSD continued to grow with an increase of 3.3% as a result of raising prices, which was more than double the 1.3% gain achieved in 2017. Beverage Digest estimates that CSD pricing across all channels in 2018 was up by about 3.4%, more than the 2.6% realized in 2017. Within the CSD segment are craft and premium sodas, which provide consumers with unique premium alternatives to the large corporate brands and is where our Jones Soda line competes. According to Grand View Research (November 2017), the craft soda market is projected to grow at a compounded annual growth rate of 3.5% and reach $732 million by the year 2025. In the United States, craft and premium sodas are typically distributed through the grocery, drug, mass, club, convenience, independent account and online sales channels.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

•	Expand the Jones Soda glass bottle business in existing and new sales channels;
•	Expand our fountain program in the United States and Canada; and
•	Increase distribution of Lemoncocco in the United States and Canada.

In addition, we intend to pursue the development of new extensions to Jones products, including the potential commercialization of cannabidiol (CBD)-infused beverages.

Product Distribution and Sales Strategy

Our core products are distributed and sold throughout the United States and Canada and in select international markets. Our primary distribution channels are our direct store delivery (DSD) channel (sales and distribution through our network of independent distributors) and our direct to retail (DTR) channel (sales directly to national and regional retail accounts). We also have our online channel for internet sales of various products. We strategically build our national and regional retailer network by focusing on distribution systems that we believe will provide top-line drivers for our products and increased availability and visibility of our products in our core markets. In building and expanding our DSD channel, we also consider international markets and look for regions that data suggests have a high affinity for the Jones brand and can be pursued within our financial resources.

Part of our strategy in building our distribution system is to blend our DSD and DTR distribution channels, delivering different offerings through alternate channels. In determining the most advantageous distribution channel, we also consider what works best for the customer, allowing for better retail activation and in-store presence, including seeking placement on shelves that are normally restricted to national mainstream brands and placement in the cold-aisle, thus providing us access to the important “take home market.” We have also introduced the JONES Cane Sugar Fountain program through a network of fountain distributors in select regions across the United States and Canada to provide our premium products and uniquely customized fountain equipment.

For the year ended December 31, 2019, our top three accounts by revenue represented in aggregate approximately 43% of revenue. Specifically, in 2019, we generated 24% of our revenues from sales to A. Lassonde Inc. (“Lassonde”), one of our independent distributors, and 11% of our revenues from sales to Mitsui & Co. (“Mitsui”), an independent distributor for sales to 7-Eleven. We intend to continue to expand our distributor network and DTR accounts, which may result in a decreased dependence on any one or more of our independent distributors or national retail accounts.

We contract with independent trucking companies to have our product shipped from our contract manufacturers to independent warehouses and then on to our distributors and national retail accounts. Distributors then sell and deliver our products either to sub-distributors or directly to retail accounts. We recognize revenue upon receipt by our distributors and national account customers of our products, net of discounts and promotional allowances, and all sales are final; however, in limited instances, due to credit issues, quality or damage issues, or distributor changes, we may accept returned product, which to date has not been material.

DSD (direct store delivery)

We maintain a network of independent distributors across the United States and Canada. We have also secured distribution in select international markets and are evaluating other international opportunities for our products. We choose our distributors based on our perception of their ability to build our brand franchise in convenience stores, grocery stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens and sandwich shops.

Typically, we grant our independent distributors exclusive distribution rights in defined territories, which may include invasion fees in the event we provide product directly to one of our national retailers located in the distributor’s region. We are also obligated to pay termination fees for cancellations of most of these written distributor agreements, unless the termination is for “cause. For example, we are party to a distribution agreement with Lassonde that, unless earlier terminated by either party for “cause,” currently renews on an annual basis, unless either party gives notice to the other party of its intention not to renew the agreement not less than 90 days prior to the commencement of the next renewal term.  The distribution agreement grants Lassonde the exclusive right to sell our products throughout Canada, subject to certain exceptions for our national accounts, and imposes certain requirements on Lassonde, including obligations related to maintaining inventory levels and providing certain reports and prohibits “dumping” activities.

We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors. In addition to the efforts of our independent distributors in obtaining distribution of our products, we actively seek to obtain listings for our products with key retail grocery, convenience and mass merchandiser accounts, which are serviced through our independent distributor network.

Product availability at a specific store location for any of our named retailers is subject to the retailer preference, consumer demand, and localized store variances. Our accounts listing changes from time to time, as new retail accounts are added and others are canceled. To find a retailer that carries our products, our product locator is available on our website under “Explore-Locations.”

DTR (direct to retail)

Our direct to retail channel of distribution is an important part of our strategy to target large national or regional restaurant chains and retail accounts, including convenience store chains, mass merchandisers and premier food-service businesses. Through these programs, we negotiate directly with the retailer to carry our products, and the account is serviced through the retailer’s appointed distribution system (rather than through our DSD network). These arrangements are terminable at any time by these retailers or us, and contain no minimum purchase commitments or termination fees.

Co-Brand and Private Label

We offer private label products directly to retailers. Our expertise in innovation and managing the manufacturing process allow for efficiencies for both us and the customer. We are able to produce these products with minimal sell through risk and ship them through our network of independent trucking companies or a preferred partner of the customer.

Fountain Distribution

We sell direct to certain retailers in addition to working with a network of fountain distributors in select focus regions within the United States and Canada to provide our premium products, including our fountain and slush products, and uniquely customized fountain equipment.

Sales

Our products are sold throughout the United States and Canada, primarily in grocery stores, convenience and gas stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants as well as through our national accounts with several large retailers. In 2019, sales in the United States represented approximately 75% of total sales, while sales in Canada represented approximately 24% (through our distributor relationship with Lassonde), and we had approximately 1% in other international sales.

Our Brand

Building our Brand

We have built our brand to a large extent on our fun and independent image as well as by providing unique and exciting flavors that appeal to consumers who prefer alternatives to the corporate carbonated soft drink brands. This market is driven by trendy, young consumers looking for a distinctive tonality and better ingredients in their beverage choices. While we are known for our unique and innovative flavors, we also feature traditional flavors and feel that our broad appeal helps position us as a leader in the growing premium craft segment of the industry. Additionally, through the labels on our bottles and our invitation to consumers to send in photographs to be featured on the Jones Soda labels, we focus on a coherent message and call to action, thus escaping the uniformity that we believe plagues so many other brands. We select photos throughout the year to be placed on our bottles and cans for distribution, and also invite consumers to celebrate special occasions and memories by creating their own label through myJones.com. In that space, consumers have the ability to customize their own label and product with a photo and short caption using a proprietary patented process. In addition to creative labeling on our products, we provide our distributors with point-of-sale promotional materials and branded apparel items. We believe that our labeling, marketing and promotional materials are important elements to creating and increasing consumer appeal, as well as distributor and retailer awareness, and that our branding efforts have helped us achieve strong consumer connections and affinity levels for our products.

Brand Marketing

Our marketing team has developed brand positioning and brand identity that is an integral asset and we believe allows our brand to be widely known in a positive way among a large demographic. We have a successful history of positioning ourselves in alternative accounts with the intent to be where national mainstream brands are not sold. We also have a program of sponsoring alternative sport athletes to promote our products in youth alternative sports, including skateboarding, BMX biking, snowboarding and skiing.  In addition, we have a program of sponsoring up-and-coming musicians and artists. We believe this effort to position our products in alternative accounts and venues helps draw a younger generation of customers that value their independence away from the larger soft drink brands. In addition, we have retained a new Vice President of Marketing in 2019 to lead our marketing team in our efforts to increase our investments in the marketing of our core brand Jones Soda.

Social Media

Our core marketing pillar is the open access our consumers have to define the brand through our website Jonessoda.com. We actively participate in social media campaigns as a way of direct engagement with our consumers in order to listen to their voices and better understand their issues and changes in consumer trends. Social media represents one of the largest shifts in modern business away from static advertising, and we have had success in creating social media hubs through forums such as Facebook, Twitter and Instagram. Our consumers have responded by bringing us onto their social media pages and into their lives, creating a personal connection that we believe helps ensure they are actively engaged with our brand and our products.

Consumer-Submitted Photos

We are well-known for the photos on our labels.  We invite our consumers to send us photos of their lives, and we select from those photos for use on our labels. Photos can be submitted through our website at our “Jones Soda Photo Gallery.” Every Jones Soda glass bottle and can has a picture provided to us by a consumer.

Customized Photo Labels

We also provide our Jones Soda customers, ranging from businesses to end consumers, customized and personalized 12-packs of Jones Soda (in bottles) that they can create with their own photos on the labels. The strategy of this program is to provide a customized and personalized product offering to our consumers as well as an innovative marketing opportunity for our Jones Soda brand. Consumers can upload their photos through our website and create their own “myJones” labels. The personalized labels are downloaded at our headquarters, applied to 12-packs of Jones Soda and delivered to the consumer.

We believe our photo strategy has increased awareness for, as well as provided for increased consumer interactivity with, the Jones Soda brand.

Point of Sale and Consumer Awareness

We use point-of-sale materials such as posters, stickers, hats and T-shirts to create and increase consumer awareness of our proprietary products and brands. In response to consumer demand, we also sell our products and our wearables on our website. In selected cities, we participate at a “grassroots” level at certain community and sporting events in an attempt to create and increase brand awareness and loyalty. We use recreational vehicles, vans and independent distributor vehicles painted with the Jones colors and logos to create consumer awareness and enthusiasm at these events and to assist distributors as they open new retail accounts and markets.

From time to time, we partner with companies that will manufacture Jones-related products that we feel extend and enhance our Jones brand. We currently have a licensing arrangement with a third party to manufacture and distribute Jones Soda Flavor Booster hard candy. In addition to these marketing techniques, we also pursue cross-promotional campaigns with other companies.

Events

In addition to all of the above marketing efforts, we are also investing in various events that are in alignment with our brand demographic.  We invest in skateboarding events and partner with like-minded companies that we believe maintain a similar connection to our core demographic. At these events, we are able to display our logo and participate in sampling activities where we encourage the tasting of our products to encourage purchases of our brand at retail establishments where our products are sold. We anticipate investing in more of these events as we focus on marketing efforts in support of our core brand, Jones Soda.

Partnership with Young Audiences

Beginning in 2014, we partnered with Young Audiences, one of the nation’s largest arts-in-education networks, to launch the Jones Soda Photography Curriculum, which was created to teach children about the art of photography. Young Audiences’ mission is to ensure arts remain an integral part of youth education, with the help of organizations such as Jones Soda. We feel that it is a worthy cause directly aimed at supporting the children that make up our fan base. Customer-submitted photos are one of our key assets, and to utilize them in a way that we can give back to the community, is directly aligned with the brand’s core values.

Brand and Product Development

We understand the importance of creating new beverage products and enhancing our existing products to meet the ever-changing consumer taste profile. We continue to expand our Jones Cane Sugar Fountain program that allows for our Jones Soda product line to be offered “on tap.” We partner with restaurants and grocery stores that prefer to offer new innovative and pure cane sugar fountain opportunities for their guests and we utilize a select group of fountain distributors to service these retail customers.

Our strategy is to focus on innovative products that will be accepted by consumers, retailers and distributors. We believe this is accomplished by keeping open dialog directly with our consumers through our website, blogs and social media as well as with our retail and distributor partners to ensure we are current with consumer trends in the beverage industry.

We develop the majority of our brands and products in-house. We used a similar process initially to create the Jones Soda brand, and we intend to continue utilizing this process to create our future brands and products. This process primarily consists of the following steps:

Market Evaluation.  We evaluate the strengths and weaknesses of certain categories and segments of the beverage industry with a view to pinpointing potential opportunities.

Financial Evaluation. We evaluate consumer price tolerance and sensitivity. All new products must be able to scale and meet strict margin requirements.

Distributor Evaluation.  We analyze existing and potential distribution channels, whether DSD, DTR or a blend of these channels. This analysis addresses, among other things, which companies will distribute particular beverage brands and products, where such companies may distribute such brands and products, and what will motivate these distributors to distribute such brands and products.

Production Evaluation.  We review all aspects of production of our beverages, including contract packing capacity, strategic production locations, and quality control, and prepare a cost analysis of the various considerations that will be critical to producing our brands and products.

Image and Design.  Based on our evaluation of the market, distributors and production issues, we create and develop the concept for a beverage brand, product or product extension. Our technical services department then works with various flavor concentrate houses to test, choose and develop product flavors for the brand.

We believe that the ongoing process of creating new brands, products and product extensions will be an important factor in our long-term success.

We believe that in addition to creating new brands, we need to continuously improve our core product line, Jones Soda as consumer tastes continue to change.  Each new flavor of Jones Soda that we introduce will be made with less sugar and no artificial colors or flavors.  In 2019 we introduced in the Canadian market a new Watermelon flavor of Jones which had these characteristics.  In addition, we continue to re-formulate and re-introduce lower calorie content versions of each of our existing flavors of Jones Soda as and when we believe we have created an acceptable replacement that will appeal to existing customers and attract new customers.

In addition to the above extensions to the Jones Soda brand, we have created and launched a new brand with its own separate identity from the Jones Soda brand, Lemoncocco®.  We believe that Lemoncocco represents a new category in the non-carbonated beverage industry and that developing a separate all-natural beverage brand is an important opportunity for our company.

We have also announced our partnership with 7-Eleven, Inc. wherein both companies partnered to create 7-Select brand premium sodas crafted by Jones, the first premium carbonated beverage in the 7-Select private brand lineup. 7-Select premium sodas crafted by Jones are available exclusively at participating 7-Eleven locations across the United States.

Competition

The beverage industry is highly competitive. Principal methods of competition in the beverage industry include:

•	brand name and image;
•	distribution;
•	shelf-management;
•	licensing;
•	price;
•	labeling and packaging;
•	advertising;
•	product quality and taste;
•	trade and consumer promotions; and
•	development of new brands, products and product extensions.

We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail accounts and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. We also compete with regional beverage producers and “private label” soft drink suppliers. Our direct competitors in the sparkling beverage industry include traditional large soft drink manufacturers and distributors and regional premium soft drink companies.

In order to compete effectively in the beverage industry, from time to time we develop and introduce new products and product extensions, and when warranted, new brands. Lemoncocco, our premium non-carbonated beverage, is an example of a new product we introduced recently.

Although we believe that we will be able to continue to create competitive and relevant brands and products to satisfy consumers’ changing preferences, there can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term.

Pricing of the products is also important. We believe that our products are priced in the same price range or higher than competitive brands and products, and compete on quality as they are premium product offerings.

Production

Contract Packing Arrangements

We do not directly manufacture our products, but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We currently use primary co-packers located in Canada and the United States. Once the product is manufactured, the finished products are stored either at the co-packer’s location or in nearby third-party warehouses. Other than minimum case volume requirements per production batch or “run” for most co-packers, we do not have annual minimum production commitments with our co-packers. Our co-packers may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to our customers. We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs.

Raw Materials

The raw materials used in the manufacturing of our products consist primarily of concentrate, flavors, supplements, sugar, bottles, cans, labels, trays, caps and packaging. Substantially all of the raw materials used in the preparation, bottling and packaging of our bottle and can products are purchased by us or by our contract manufacturers in accordance with our specifications. These raw materials are purchased from suppliers selected by us or by our contract manufacturers. We believe that we have adequate sources of raw materials, which are available from multiple suppliers.

We purchase flavor concentrate from our suppliers. Generally, flavor concentrate suppliers own the proprietary rights to the flavors. Although we do not have the list of ingredients or formulas for our flavors, we have exclusive rights to the use of the flavor concentrates developed with our suppliers. In connection with the development of new products and flavors, independent suppliers bear a large portion of the expense for product development, thereby enabling us to develop new products and flavors at relatively low cost. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

The costs of raw materials fluctuate and in certain instances we enter into supply agreements to address these risks. We have a three-year fixed price supply agreement with our primary glass supplier which expires at the end of 2022. The price of glass continues to increase each year due to the shortage of available glass in the industry; however, our supply agreement with our glass supplier provides us with some price protection.

Quality Control

Our products are made from high-quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our high-quality standards. Contract manufacturers are selected and monitored by our quality control representatives in an effort to ensure adherence to our production procedures and quality standards.

For every batch or “run” of product, our contract manufacturer undertakes extensive testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. Samples from each production run are analyzed and categorized in a reference library. For each product, the contract manufacturer must transmit all quality control test results to us for reference following each production run.

Testing also includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. Water quality is monitored during production and at scheduled testing times to ensure compliance with beverage industry standards. The water used to produce our products is filtered and is also treated to reduce alkalinity. Flavors are pre-tested by the flavor concentrate supplier before shipment to contract manufacturers. We are committed to ongoing product improvement with a view towards ensuring the high quality of our product through a stringent co-packer selection, training and communication program.

Regulation

The production and marketing of our proprietary beverages are subject to the rules and regulations of various federal, provincial, state and local health agencies, including in particular Health Canada, Agriculture and Agri-Food Canada (AAFC) and the United States Food and Drug Administration (FDA). The FDA and AAFC also regulate labeling of our products. From time to time, we may receive notifications of various technical labeling or ingredient reviews with respect to our products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations.

Legal requirements have been enacted in several jurisdictions in the United States and Canada requiring that deposits or certain eco-taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other beverage container-related deposit, recycling, eco-tax and/or product stewardship proposals have been introduced in various jurisdictions in the United States and Canada. We anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and Canada.

Trademarks, Flavor Concentrate Trade Secrets and Patent Rights

In the United States, we own a number of trademark registrations (designated by the ® symbol) and pending trademark applications (designated by the ™ symbol) for use in connection with our products, including “JONES®,” “JONES SODA CO.® and “LEMONCOCCO ®”.

In general, trademark registrations expire 10 years from the filing date or registration date, with the exception in Canada, where trademark registrations expire 15 years from the registration date. All trademark registrations may be renewed for a nominal fee.

Although our flavor concentrate suppliers generally own the proprietary rights to the flavors, we have the exclusive rights to our flavor concentrates developed with our current flavor concentrate suppliers, which we protect as trade secrets. We will continue to take appropriate measures to maintain the secrecy and proprietary nature of our flavor concentrates.

We consider our trademarks and trade secrets to be of considerable value and importance to our business.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of SKUs selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Employees

As of the date of this Report, we have 29 employees, all of which are full-time, one of which is located in Canada. Of our 29 employees, 18 are employed in sales and marketing capacities, 5 are employed in administrative capacities and 6  are employed in customer service, manufacturing and quality control capacities. None of our employees are represented by labor unions.

Securities Exchange Act Reports and other Available Information

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the Securities and Exchange Commission (the “SEC”). You can find our SEC filings at the SEC’s website at www.sec.gov.

Our Internet address is www.jonessoda.com. Information contained on our website is not part of this annual report on Form 10-K.

We make available on or through our website at www.jonessoda.com our SEC filings free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, the following corporate governance materials are also available on our website under “Investor Relations — Corporate Governance:”

•	Audit Committee Charter
•	Compensation and Governance Committee Charter
•	Nominating Committee Charter
•	Code of Conduct applicable to all directors, officers and employees of Jones Soda Co.
•	Code of Ethics for our CEO and senior financial officers.

A copy of any of the materials filed with or furnished to the SEC or copies of the corporate governance materials described above are available free of charge and can be mailed to you upon request to Jones Soda Co., 66 South Hanford Street, Suite 150, Seattle, Washington 98134.

Executive Officers

Jennifer Cue, Chief Executive Officer, Director, and Acting Principal Financial Officer

Eric Chastain, Chief Operating Officer and Corporate Secretary

Non-employee Directors

Michael M. Fleming, Chairman, Attorney at Ryan, Swanson & Cleveland, PLLC

Jeffrey D. Anderson, Director and Sr. VP at Harbor Wholesale

Paul Norman, Chairman and Chief Executive Officer of Heavenly Rx

Clive Sirkin, former Chief Growth Officer at the Kellogg Company

ITEM 1A.RISK FACTORS.

You should carefully consider the following risk factors that may affect our business, including our financial condition and results of operations. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you could lose all or part of your investment in us.

Risks Related to our Financial Condition and Capital Requirements

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities.  We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues.  We incurred a net loss of $2.8 million for the year ended December 31, 2019. Our accumulated deficit increased to $67.0  million as of December 31, 2019 compared to the prior year’s deficit of $64.2 million.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

If we do not effectively utilize the proceeds from our recent financing from Heavenly RX, our financial condition and results of operations may be materially adversely affected.

On July 11, 2019, we entered into a securities purchase agreement with Heavenly Rx Ltd. (Heavenly RX) pursuant to which we sold to Heavenly 15,000,000 shares of common stock and a warrant to purchase up to an additional 15,000,000 shares of common stock for an aggregate purchase price of $9,000,000 in cash. We intend to use the proceeds for general working capital and other purposes, including sales and marketing, product development and capital expenditures for its legacy business and new business initiatives. However, if we are unable to effectively utilize the proceeds of this financing, our financial condition and results of operations may suffer.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We will require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet these sales objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy.  Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed.  Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the year ended December 31, 2019 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2019 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have experienced recurring losses from operations and negative cash flows from operating activities, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, as noted above, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

Risk Factors Relating to Our Brand and Our Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market, trendy, young consumers looking for a distinctive tonality in their beverage choices. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. In addition, we may not be able to effectively execute our marketing strategies in light of the various closures and event cancellations caused by the COVID-19 outbreak. Any failure of our Jones Soda brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions (including co-branded products launched with strategic partners such as 7-Eleven). We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive sparkling brands such as ours. We also compete with regional beverage producers and “private label” soft drink suppliers.

Our direct competitors in the sparkling beverage category include traditional large beverage companies and distributors, and regional premium soft drink companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to grow our volumes or maintains our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. Lemoncocco, our new premium non-carbonated beverage, is an example of a new product we have introduced recently. We may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all.  Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet our consumers’ changing preferences could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumers’ preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Customer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. In addition, there may be a decreased demand for our product as a result of the COVID-19 outbreak. If we do not adequately anticipate or adjust to respond to these and other changes in customer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages (as described below), and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to reduce calories and sugar in our Jones Cane Sugar products while launching new products like Lemoncocco, to pair with existing brand extensions such as Jones Sugar Free that round out our diversified portfolio.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our ability to develop and commercialize CBD-infused beverages and comply with laws and regulations governing       cannabis, hemp or related products.

As of December 31, 2019, approximately forty states authorized industrial hemp programs pursuant to the Farm Bill. Continued development of the industrial hemp and cannabis industries will be dependent upon new legislative authorization of industrial hemp and cannabis at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp and cannabis industries is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests. Any one of these factors could slow or halt use of industrial hemp and cannabis, which could negatively impact our business and financial results.  In addition, the manufacture, labeling and distribution of our products is regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to sell products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded. In particular, we would be subject to regulation by the federal government and other state and local agencies as a result of the development and commercialization of cannabidiol (CBD) products. The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that we may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to our business, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect the ability to operate our business and its financial results.

Risk Factors Relating to Our Business Operations and Financial Results

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

•	the level of demand for our brands and products in a particular distribution area;
•	our ability to price our products at levels competitive with those of competing products; and
•	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

If we lose any of our key distributors or national retail accounts, our financial condition and results of operations could be adversely affected.

For the year ended December 31, 2019, our top three accounts by revenue represented in aggregate approximately 43% of revenue. Specifically, in 2019, we generated 24% of our revenues from sales to Lassonde, one of our independent distributors, and 11% of our revenues from sales to Mitsui, an independent distributor for sales to 7-Eleven. We continually seek to expand and upgrade our distributor network, DTR accounts and national retail relationships. However, we may not be able to maintain our key distributor base. The loss of any of our key distributors (such as Lassonde or Mitsui) or national accounts (including our private label relationship with 7-Eleven) could have adverse effects on our revenues, liquidity and financial results, could negatively impact our ability to retain our relationships with our other distributors and our ability to expand our market, and would place increased dependence on our other independent distributors and national accounts.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners, like 7-Eleven Inc., may make orders that are larger than we have historically been required to fill.  Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture our products but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and we do not anticipate bringing the manufacturing process in-house in the future. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. Competition for contract manufacturers’ business is intense, especially in the western United States, and this could make it more difficult for us to obtain new or replacement manufacturers, or to locate back-up manufacturers, in our various distribution areas, and could also affect the economic terms of our agreements with our existing manufacturers. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

Our dependence on independent contract manufacturers could make management of our manufacturing and distribution efforts inefficient or unprofitable.

We are expected to arrange for our contract manufacturing needs sufficiently in advance of anticipated requirements, which is customary in the contract manufacturing industry for comparably sized companies. Based on the cost structure and forecasted demand for the particular geographic area where our contract manufacturers are located, we continually evaluate which of our contract manufacturers to use. To the extent demand for our products exceeds available inventory or the production capacity of our contract manufacturing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product inventory than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract manufacturing requirements and our inventory levels may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

Increases in costs or shortages of raw materials could harm our business and financial results.

The principal raw materials we use include glass bottles, aluminum cans, labels and cardboard cartons, aluminum closures, flavorings, sucrose/inverted pure cane sugar and sucralose. In addition, certain of our contract manufacturing arrangements allow such contract manufacturers to increase their charges to us based on their own cost increases. These manufacturing and ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

The beverage industry has experienced increased prices for glass bottles over the last several years and the availability of glass supply diminished for companies not under contract. Our fixed-price purchase commitment for glass, which helps mitigate the risk of unexpected price increases, expires at the end of 2022. The prices of any of the above or any other raw materials or ingredients may continue to rise in the future. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers, which could have a material adverse effect on our business and financial results.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis. Moreover, in the past there have been industry-wide shortages of certain concentrates, supplements and sweeteners and these shortages could occur again from time to time in the future, which could interfere with and delay production of our products and could have a material adverse effect on our business and financial results.

In addition, suppliers could fail to provide ingredients or raw materials on a timely basis, or fail to meet our performance expectations, for a number of reasons, including, for example, disruption to the global supply chain as a result of the COVID-19 outbreak, which could cause a serious disruption to our business, increase our costs, decrease our operating efficiencies and have a material adverse effect on our business, results of operations and financial condition.

Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in high fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges.  If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials.  It is hard to predict what will happen in the fuel markets in 2020 and beyond. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza and the novel coronavirus (COVID-19), labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavors. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, we do not have the list of ingredients or formulas for our flavors and concentrates. Consequently, we may be unable to obtain these same flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Recently, we have experienced significant changes in our key personnel, especially on our finance team, and more could occur in the future. Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted.  In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer. Moreover, our operations could be negatively affected if employees are quarantined as the result of exposure to a contagious illness such as COVID-19.

If we lose the services of our Chief Executive Officer, our operations could be disrupted and our business could be harmed.

Our business plan relies significantly on the continued services of Jennifer Cue, who we hired as our Chief Executive Officer in June 2012. If we were to lose the services of Ms. Cue, our ability to execute our business plan could be materially impaired. We are not aware of any facts or circumstances that suggest she might leave us. We have had key person life insurance in place for Ms. Cue since 2015.

We have experienced recent board turnover, which causes uncertainties and may harm our business.

Recently, we have experienced significant changes in the composition of our board of directors, and more could occur in the future. Former director Richard Cautero did not stand for re-election at our 2019 Annual Meeting of Shareholders, former directors Christopher Beach, Vanessa Walker and Ray Silcock resigned in 2019 and directors Paul Norman and Clive Sirkin were appointed to the board of directors to fill open vacancies in August 2019. Changes to strategy, oversight, policies and procedures, which can often occur with the election of new directors, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, director transition periods are often difficult as the new directors gain detailed knowledge of our operations, policies and procedures, and friction can result from changes in strategy and management style. Board turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we effectively integrate new directors, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States, Canada and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We could be exposed to product liability claims.

Although we have product liability and basic recall insurance, insurance coverage may not be sufficient to cover all product liability claims that may arise. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse effect upon our financial condition. In addition, any product liability claim brought against us may materially damage the reputation and brand image of our products and business.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States, contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us.  However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise.  There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of our products, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as sugar cane, natural flavors and supplements used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of our facilities, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

In addition, our operating results may fluctuate due to a number of other factors including, but not limited to:

•

Our ability to maintain, develop and expand distribution channels for current and new products, develop favorable arrangements with third party distributors of our products and minimize or reduce issues associated with engaging new distributors and retailers, including, but not limited to, transition costs and expenses and down time resulting from the initial deployment of our products in each new distributor’s network;

•

Unilateral decisions by distributors, grocery store chains, specialty chain stores, club stores, mass merchandisers and other customers to discontinue carrying all or any of our products that they are carrying at any time;

•	Our ability to maintain, develop and expand our direct-to-retail sales channels and national retail accounts, as well as our “myJones” business;
•

Our ability to manage our resources to sufficiently support general operating activities, promotion allowances and slotting fees, promotion and selling activities, and capital expansion, and our ability to sustain profitability;

•

Our ability to meet the competitive response by much larger, well-funded and established companies currently operating in the beverage industry, as we introduce new competitive products, such as Lemoncocco and our fountain products; and

•	Competitive products and pricing pressures and our ability to gain or maintain share of sales in the marketplace as a result of actions by competitors.

Due to these and other factors, our results of operations have fluctuated from period to period and may continue to do so in the future, which could cause our operating results in a particular quarter to fail to meet market expectations.

Our business and periodic financial results can be affected by currency rate fluctuations, because a significant percentage of our business is in Canada.

A significant percentage of our sales are conducted through our Canadian subsidiary, for which we receive revenues in the Canadian dollar. In addition, a significant percentage of our costs of goods are denominated in the Canadian dollar, due to our co-packing facility in Canada. Because of this we are affected by changes in U.S. exchange rates with the Canadian dollar.

In preparing our consolidated financial statements, certain financial information is required to be translated from the Canadian dollar to the U.S. dollar. The translation of our Canadian revenues, cash and other assets is adversely affected when the United States dollar strengthens against the Canadian dollar and is positively affected when the U.S. dollar weakens. Similarly, translation of our Canadian expenses and liabilities is positively affected when the U.S. dollar strengthens against the Canadian dollar and adversely affected when the U.S. dollar weakens. This exposure to foreign currency risk could significantly affect our revenues and profitability from our Canadian operations and could result in significant fluctuations to our periodic income statements and consolidated balance sheets.

During 2019 and continuing into 2020, the U.S. dollar has remained strong in comparison to the Canadian dollar. As of March 20, 2020, the Canadian dollar exchange rate for one U.S. dollar was equal to $0.70 (compared to $0.77 as of December 31, 2019 and $0.73 as of December 31, 2018). We cannot predict future changes in these exchange rates. We do not engage in foreign currency hedging transactions.

Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

•	the jurisdictions in which profits are determined to be earned and taxed;
•	the resolution of issues arising from tax audits with various tax authorities;
•	changes in valuation of our deferred tax assets and liabilities;
•	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;
•	changes in availability of tax credits, tax holidays, and tax deductions;
•	changes in share-based compensation; and
•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

In December 2017, the President signed into law legislation that significantly revised the Internal Revenue Code. The recently enacted federal income tax law, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% beginning in 2018, limitation of the tax deduction for interest expense to 30% of adjusted earnings, limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions).

Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law remains uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge shareholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Global economic, political, social and other conditions, including the COVID-19 pandemic, may continue to adversely impact our business and results of operations.

The beverage industry, and particularly those companies selling premium beverages like us, can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. Adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

Additionally, while the extent of the impact on our business and financial condition is unknown at this time, we may be negatively affected by COVID-19 and actions taken to address and limit the spread of COVID-19, such as travel restrictions, event cancellations, and limitations affecting the supply of labor and the movement of raw materials and finished products. If available manufacturing capacity is reduced as a result of the COVID-19, it could negatively affect the timely supply, pricing and availability of finished products. Moreover, we will also be negatively impacted by current and future closures of restaurants, independent accounts, convenience chains, and retail store chains resulting from the COVID-19 outbreak. The current closures of restaurants and independent accounts will negatively affect our revenues and cash flows, especially with respect to our fountain business, which comprised approximately 9% of the Company’s revenues in 2019. Although the current status of retail and convenience chains remains unknown at this time, the future closure of these types of establishments will also adversely impact our business and financial condition.

Overall, the Company does not yet know the full extent of potential delays or impacts on its business, financing activities, or the global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of third parties on which we rely.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

The terms of the note purchase agreement entered into by us in 2018 may limit our ability to approve certain actions.

During the first half of 2018, we issued an aggregate principal amount of $2,920,000 of convertible subordinated promissory notes (the “Convertible Notes”), pursuant to the terms of a note purchase agreement. In accordance with such note purchase agreement, we agreed not to take certain actions without the approval of holders of not less than a majority-in-interest of the principal amount of the Convertible Notes (the “Required Holders”) while such Convertible Notes remain outstanding. Such actions include (a) liquidating, dissolving or winding up the affairs of the company; (b) purchasing or redeeming or paying any cash dividend on any of our capital stock; (c) effecting a material acquisition by us, unless otherwise approved by the Board of Directors and each of the MHP Directors (as defined in the note purchase agreement); (d) increasing the size of the Board of Directors; (e) increasing our equity incentive plan by more than 10% of the amount reserved for the prior fiscal year without the approval of the Board of Directors and each of the MHP Directors (as defined in the note purchase agreement); (f) entering into any transaction with any affiliate, officer, director, employee or holder of more than five percent (5%) of our capital stock, calculated on a fully diluted basis; or (g) terminating, or allowing to be terminated or suspended, the listing of the shares of common stock issuable upon the conversion of the Convertible Notes on the trading market. If requested by us, the Required Holders may elect not to allow us to take these actions. In the event that we are unable to take these actions, the interests of the company and our shareholders may be materially and adversely affected.

The terms of the investor rights agreement entered into by us in 2019 may limit our ability to approve certain actions.

On July 11, 2019 in connection with our financing with Heavenly RX, we entered into an investor rights agreement in which we agreed not to take the actions without the approval of the members of our board of directors designated by Heavenly RX (the “Investor Designees”) for so long as any Investor Designee serves on our board of directors. Such actions include (a) amending, altering, repealing or waiving any provision of or articles of incorporation or bylaws or similar governance documents of our subsidiaries; (b) offering or selling any securities (with certain exceptions); (c) creating, or authorizing the creation of, or issuing, authorizing the issuance of or changing the terms of any debt security, creating any lien or security interest or incurring debt, or permitting any subsidiary to do the same (with certain exceptions); (d) effecting, authorizing or consenting to any change of control transaction; (e) changing our strategy or principal lines of business or any of our subsidiaries; (f) liquidating or dissolving or acquiescing in the filing of a petition in bankruptcy or similar proceeding; (g) committing to or making any expenditures in excess of $1,000,000 in one or a series of transactions; or (h) committing to do any of the foregoing. If requested by us, the Investor Designees may elect not to allow us to take these actions. In the event that we are unable to take these actions, our interests and those of our shareholders may be materially and adversely affected.

Risk Factors Related to Our Common Stock

The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, factors such as quarterly variations in our operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control, including the effects of the COVID-19 outbreak, could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. If we are unable to raise the funds required for all of our planned operations and key initiatives, we may be forced to allocate funds from other planned uses, which may negatively impact our business and operations, including our ability to develop new products and continue our current operations.

The conversion of our convertible subordinated promissory notes could be dilutive to our shareholders.

As noted above, during the first half of 2018, we issued an aggregate principal amount of $2,920,000 of our Convertible Notes to certain institutional and individual accredited investors, including our chief executive officer. The Convertible Notes have a four-year term from the date of issuance and bear interest at 6% per annum until maturity. The holders can convert the Convertible Notes at any time during the term into a number of shares of our common stock equal to the quotient obtained by dividing (i) the amount of the unpaid principal and interest on the Convertible Note by (ii) $0.32 (the “Conversion Price”). As of December 31, 2019, Convertible Notes in the aggregate principal amount of $1.4 million and related accrued interest were converted into 4,868,079 shares of common stock in accordance with the original terms of the Convertible Notes. The Conversion Price is subject to broad based, weighted average antidilution protection in the event that we issue shares of capital stock or equity equivalents at a price that is less than $0.32 per shares prior to the conversion of the Convertible Notes. Conversion of the Convertible Notes to common stock at any time between their issuance and maturity could be substantially dilutive to our shareholders.

If we are not able to achieve our objectives for our business, the value of an investment in our company could be negatively affected.

In order to be successful, we believe that we must, among other things:

•	increase the sales volume and gross margins for our products;

•	maintain efficiencies in operations;
•	manage our operating expenses to sufficiently support operating activities;
•	maintain fixed costs at or near current levels; and
•	avoid significant increases in variable costs relating to production, marketing and distribution.

We may not be able to meet these objectives, which could have a material adverse effect on our results of operations. We have incurred significant operating expenses in the past and may do so again in the future and, as a result, will need to increase revenues in order to improve our results of operations. Our ability to increase sales will depend primarily on success in expanding our current markets, improving our distribution base, entering into DTR arrangements with national accounts, and introducing new brands, products or product extensions to the market. Our ability to successfully enter new distribution areas and obtain national accounts will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at competitive levels, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

Any future equity or debt issuances by us may have dilutive or adverse effects on our existing shareholders.

From time to time, we may issue additional shares of common stock or convertible securities. The issuance of these securities could dilute our shareholders’ ownership in our company and may include terms that give new investors rights that are superior to those of our current shareholders. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on our shareholders’ ownership interest, which could cause the market price of our common stock to decline.

Our common stock is traded on the OTCQB Marketplace, which may have an unfavorable impact on our stock price and liquidity.

Our stock is traded on the OTCQB Marketplace. The OTCQB is a significantly more limited market than the national securities exchanges such as the New York Stock Exchange, the American Stock Exchange or Nasdaq system, and there are lower financial or qualitative standards that a company must meet to be listed on the OTCQB. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and trading in our common stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may result in a limited ability to buy and sell our stock. We currently do not meet applicable listing standards of a market senior to the OTC and we may never apply or qualify for future listing on Nasdaq or a senior market.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.  Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell such shares.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us, which may be beneficial to our shareholders, difficult and prevent attempts by our shareholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws and under Washington law may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on shareholder actions by less than unanimous written consent, limitations on the ability of shareholders to call a special meeting of shareholders and advance notice procedures with respect to the nomination of candidates for election as directors. In addition, because we are incorporated in Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, restricts the ability of shareholders owning 10% or more of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We have waived the anti-takeover protections provided under Washington law with respect to Heavenly RX, which could make it easier for Heavenly RX to acquire us.

As described above, certain provisions of Washington law restrict the ability of shareholders owning 10% or more of our outstanding voting stock from merging or combining with us. In connection with our strategic financing with Heavenly RX, effective as of July 11, 2019, our board of directors approved, solely for purposes of RCW 23B.19.040(1)(a)(ii), any future purchase of shares of our common stock by Heavenly RX which results in Heavenly RX becoming an “acquiring person” as defined in RCW 23B.19.020(1) (defined as beneficially owning in the aggregate total outstanding shares of common stock comprising 10% or more of the voting power of the Company). As a result, Heavenly RX has the ability to acquire shares of our common stock in the future without being subject to the anti-takeover restrictions provided by Washington law.  Subject to the standstill agreement entered into by Heavenly RX in connection with our strategic financing, which imposes certain restrictions on the ability of Heavenly RX to acquire any of our securities until the earlier to occur of (i) July 11, 2021 and (ii) the date on which the warrant held by Heavenly RX is exercised in full, this prior board approval could enable Heavenly RX to purchase additional shares of our common stock without being required to seek approval from our board of directors, which could limit the board’s ability to negotiate the business terms with Heavenly RX and adversely impact the Company’s ability to receive higher bids from other acquirers and obtain the best price for the shareholders.

ITEM 1B.UNRESOLVED STAFF COMMENTS.

None.

ITEM 2.PROPERTIES.

We currently lease approximately 6,500 square feet of retail/office space in Seattle, Washington for our principal executive and administrative offices. The initial term of the lease was five years, expiring February 2020.  Effective as of February 4, 2020, we amended the lease to extend the term through February 28, 2025. We believe this retail/office space shall be sufficient for our purposes for the foreseeable future.

We do not own real property.

ITEM 3.LEGAL PROCEEDINGS.

We are not currently involved in any material legal proceedings. We may be involved from time to time in various claims and legal actions arising in the ordinary course of business, including proceedings involving employee claims, contract disputes, product liability and other general liability claims, as well as trademark, copyright, and related claims and legal actions. In the opinion of our management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

ITEM 4.MINE SAFETY DISCLOSURES.

Not applicable.

PART II

ITEM 5.MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Market Information

Our common stock currently trades on the OTCQB Marketplace under the symbol “JSDA.”

Holders

As of March 1, 2020, there were 61,667,668 shares of common stock issued and outstanding, held by approximately 223 holders of record, although there are a much larger number of beneficial owners. The last reported sale price per share on March 2, 2020 was $ 0. 27.

ITEM 6.SELECTED FINANCIAL DATA.

Not applicable.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. As described at the beginning of this Annual Report on Form 10-K, our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could contribute to such differences include those discussed at the beginning of this Report, below in this section and in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date of this Report, or to reflect the occurrence of unanticipated events. You should read the following discussion and analysis in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this Report.

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in North America through our network of independent distributors and directly to our national and regional retail accounts. We also sell products in select international markets. Our products are sold primarily in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens,  sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

•	Expand the Jones Soda glass bottle business in existing and new sales channels;
•	Expand our fountain program in the United States and Canada; and
•	Increase distribution of Lemoncocco in the United States and Canada.

In addition, we intend to pursue the development of new extensions to Jones products, including the potential commercialization of cannabidiol (CBD)-infused beverages.

Results of Operations

Years Ended December 31, 2019 and 2018

Revenue

For the year ended December 31, 2019, revenue was approximately $11.5 million, a decrease of $1.1 million, or 8.4%, from approximately $12.6 million in revenue for the year ended December 31, 2018.  The decrease in revenue was primarily driven by limited time offering fountain programs with large customer chains that occurred during 2018 but were not repeated in 2019, a decrease in 7-11 Select case sales volume during 2019, and an increase in promotion allowances and slotting fees in 2019.  For the year ended December 31, 2019, promotion allowances and slotting fees, which offset revenue, totaled approximately $1.7 million, an increase of approximately $258,000, or 17.4%, from approximately $1.5 million in 2018.

During 2019 and 2018, the percentage of our revenues generated in Canada was 24% and 23%, respectively.

Gross Profit

	Year Ended December 31,
	2019	2018	% Change
	(Dollars In thousands)
Gross Profit	$2,383	$2,736	-12.9%
% of Revenue	20.7%	21.8%

For the year ended December 31, 2019, gross profit decreased by $353,000, or 12.9%, to approximately $2.4 million compared to approximately $2.7 million for the year ended December 31, 2018, driven primarily by the revenue factors previously discussed. For the year ended December 31, 2019, gross margin decreased to 20.7% from 21.8% for the year ended December 31, 2018 due primarily to an increase in strategic slotting fees and higher promotional activity and an increase in raw material costs associated with our movement to more natural ingredients in 2019.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2019 were approximately $2.4 million,  a decrease of $45,000, or 1.8%, from approximately $2.5 million for the year ended December 31, 2018.  Selling and marketing expenses as a percentage of revenue increased to 21.3% for the year ended December 31, 2019 from 19.8% in 2018 as a result of  a lower revenue base due to factors discussed above. We will continue to balance selling and marketing expenses with our working capital resources.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019 were approximately $2.3 million, an increase of $217,000, or 10.5%, compared to approximately $2.1 million for the year ended December 31, 2018. The increase was primarily due to an increase in consulting expenses, investor relation expenses, and product development activities in 2019. General and administrative expenses as a percentage of revenue increased to 19.9% for the year ended December 31, 2019 from 16.5% in 2018. We will continue to balance general and administrative expenses with our working capital resources.

Interest Expense

We had $442,000 of interest expense for the year ended December 31, 2019 compared to $271,000 for the year ended December 31, 2018, primarily related to the amortization of the discount associated with the beneficial conversion feature on the Convertible Notes, along with the amortization of associated closing costs and interest related to the Convertible Notes. For the years ended December 31, 2019 and 2018, cash paid for interest was $45,000 and $41,000, respectively, and was primarily related to our line of credit, which expired by its terms in December 2019.

Interest Income

We had $50,000 of interest income for the year ended December 31, 2019, compared to $0 for the year ended December 31, 2018. This increase is related to the increase in cash during 2019 resulting from financing activities  which was deposited in a money market account.

Income Tax Expense

We had income tax expense of $29,000 for the year ended December 31, 2019 compared to $24,000 for 2018, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net Loss

Net loss for the year ended December 31, 2019 increased to approximately $2.8 million from a net loss of $2.1 million for the year ended December 31, 2018. The increase in net loss was primarily a result of the revenue factors mentioned above, and increased general and administrative expenses, as well as increased costs associated with our Convertible Notes issued.

Liquidity and Capital Resources

As of December 31, 2019 and 2018, we had cash and cash-equivalents of approximately $6.0 million and $991,000, respectively, and working capital of approximately $8.4 million and $1.8 million, respectively. Net cash used in operations during fiscal years 2019 and 2018 totaled approximately $3.3 million and $1.7 million, respectively. Net cash used in operations increased primarily due to the timing of receivables and payables, along with our larger net loss for 2019. Our cash flows vary throughout the year based on seasonality.

For the year ended December 31, 2019, net cash provided by financing activities totaled approximately $8.4 million compared to approximately $2.4 million for the year ended December 31, 2018 primarily as a result of the proceeds from our July 2019 private placement whereby we sold to Heavenly Rx Ltd. 15,000,000 shares of common stock and a warrant to purchase up to an additional 15,000,000 shares of common stock for an aggregate purchase price of $9,000,000 in cash.  We incurred a net loss of approximately $2.8 million for the year ended December 31, 2019 compared to a net loss of approximately $2.1 million for the year ended December 31, 2018. Our accumulated deficit increased to $67.0 million as of December 31, 2019 compared to an accumulated deficit of $64.2 million as of December 31, 2018.

We have experienced recurring losses from operations and negative cash flows from operating activities.  This situation creates uncertainties about our ability to execute our business plan, finance operations, and indicates substantial doubt about our ability to continue as a going concern.

We continue to experience negative cash flows from operations, as well as an ongoing requirement for additional capital to support working capital needs.  Therefore, currently, based upon our near-term anticipated level of operations and expenditures, management believes that cash on hand, is not sufficient to enable us to fund operations for 12 months from the date the financial statements included in this Report are issued.  We allowed our line of credit to expire according to its terms in December 2019.  These conditions raise substantial doubt as to our ability to continue as a going concern.   Our ability to continue operations is dependent upon achieving a profitable level of operations and on our ability to obtain necessary financing to fund ongoing operations. The continued spread of COVID-19 and uncertain market conditions may limit the Company’s ability to access capital,  may reduce demand for the Company’s products, and may negatively impact the Company’s supply chain.  The consolidated financial statements included in this Report do not give effect to any adjustments which will be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

During 2019 and 2018, we received $28,000 and $0, respectively, from the cash exercise of stock options.  From time to time, we may receive additional cash through the exercise of stock options or stock warrants. However, we cannot predict the timing or amount of cash proceeds we may receive from the exercise, if at all, of any of the outstanding stock options or warrants.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for available debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales goals and otherwise successfully execute our operating plan. The continued spread of COVID-19 and uncertain market conditions may limit the Company’s ability to access capital, may reduce demand for the Company’s products, and may negatively impact the Company’s supply chain. We believe it is imperative that we meet these sales objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of our company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of SKUs selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this Report. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

There are certain critical accounting estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We have identified below our accounting policies that we use in arriving at key estimates that we consider critical to our business operations and the understanding of our results of operations. This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to us. For a detailed discussion on the application of these and our other accounting policies, see Note 1 to Consolidated Financial Statements of this Report.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification (“ASC”) 606,  Revenue from Contracts with Customers (“ASC 606”).    The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model (as described in Note 1 to the Consolidated Financial Statements of this Report) to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer.

Inventory

We hold raw materials and finished goods inventories, which are manufactured and procured based on our sales forecasts. We value inventory at the lower of cost or net realizable value and include adjustments for estimated obsolete or excess inventory, on a first in-first out basis. These valuations are subject to customer acceptance, planned and actual product changes, demand for the particular products, and our estimates of future realizable values based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. The amount and timing of write-downs for any period could change if we make different judgments or use different estimates. We also determine whether a provision for obsolete or excess inventory is required on products that are over 12 months from production date or any changes related to market conditions, slow-moving inventory or obsolete products.

Trade Spend and Promotion Expenses

Throughout the year, we run trade spend and promotional programs with distributors and retailers to help promote on- shelf discounts to our consumers. Additionally, in more limited instances, we enter into customer marketing agreements or various other slotting arrangements. The provisions for discounts, slotting fees and promotion allowances is recorded as an offset to revenue and shown net on the consolidated statement of operations. Estimates are made to accrue for amounts that have not yet been invoiced in the month that the program occurs, or in the case of slotting, when the commitment is made.

ITEM 7A.QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable.

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Jones Soda Co.

Seattle, Washington

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Jones Soda Co. (the “Company") as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, shareholders' equity (deficit), and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements").  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities.  In addition, the COVID-19 pandemic could have a material adverse impact on the Company’s results of operations, cash flows and liquidity.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Notes 1 and 13.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method for accounting for leases during the year ended December 31, 2019 due to the adoption of Topic 842: Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audit provides a reasonable basis for our opinion.

/S/ BDO USA, LLP

We have served as the Company's auditor since 2019.

Seattle, Washington

March 30, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Jones Soda Co.

Seattle, Washington

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Jones Soda Co. and subsidiaries (the “Company") as of December 31, 2018, the related consolidated statement of operations, comprehensive loss, shareholders' equity, and cash flows for the period then ended, and the related notes (collectively referred to as the "consolidated financial statements").  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of their operations and their cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations and negative cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audit provides a reasonable basis for our opinion.

/S/ PETERSON SULLIVAN LLP

We have served as the Company's auditor from 2010 to 2019.

Seattle, Washington

March 22, 2019

JONES SODA CO.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$5,969	$991
Accounts receivable, net of allowance of $44 and $40	1,573	1,362
Inventory	1,788	1,349
Prepaid expenses and other current assets	310	245
Total current assets	9,640	3,947
Fixed assets, net of accumulated depreciation of $484 and $489	162	88
Other assets	33	33
Right of use lease asset	17	-
Total assets	$9,852	$4,068
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$554	$1,058
Line of credit	-	428
Accrued expenses	663	614
Lease liability	18	-
Taxes payable	10	-
Total current liabilities	1,245	2,100
Convertible subordinated notes payable, net	1,333	2,528
Accrued interest expense	147	135
Deferred rent	-	8
Total liabilities	2,725	4,771
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 61,566,076 shares and 41,464,373 shares, respectively	73,773	63,211
Accumulated other comprehensive income	342	296
Accumulated deficit	(66,988)	(64,210)
Total shareholders’ equity (deficit)	7,127	(703)
Total liabilities and shareholders’ equity	$9,852	$4,068

See accompanying notes to consolidated financial statements.

JONES SODA CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
	(In thousands, except share data)
Revenue	$11,508	$12,558
Cost of goods sold	9,125	9,822
Gross profit	2,383	2,736
Operating expenses:
Selling and marketing	2,447	2,492
General and administrative	2,288	2,071
Total operating expenses	4,735	4,563
Loss from operations	(2,352)	(1,827)
Interest income	50	-
Interest expense	(442)	(271)
Other income (expense), net	(5)	43
Loss before income taxes	(2,749)	(2,055)
Income tax expense, net	(29)	(24)
Net loss	$(2,778)	$(2,079)

Net loss per share - basic and diluted	$(0.05)	$(0.05)
Weighted average basic and diluted common shares outstanding	51,109,086	41,464,373

See accompanying notes to consolidated financial statements.

JONES SODA CO.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2019	2018
	(In thousands)
Net loss	$(2,778)	$(2,079)
Other comprehensive income (loss):
Foreign currency translation adjustment	46	(95)
Total comprehensive loss	$(2,732)	$(2,174)

See accompanying notes to consolidated financial statements.

JONES SODA CO.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2019 and 2018

	Common Stock
	Number	Amount	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)

Balance as of December 31, 2017	41,464,373	$62,683	$391	$(62,131)	$943
Stock-based compensation	-	178	-	-	178
Beneficial conversion feature on convertible debt	-	350	-	-	350
Net loss	-	-	-	(2,079)	(2,079)
Other comprehensive loss	-	-	(95)		(95)
Balance as of December 31, 2018	41,464,373	$63,211	$296	$(64,210)	$(703)
Stock-based compensation	163,179	141	-	-	141
Common stock issuance on conversion of notes payable	4,868,079	1,558	-	-	1,558
Common stock and warrants issued, net of offering costs of $183	15,000,000	8,817	-	-	8,817
Exercise of stock options	70,445	28	-	-	28
Beneficial conversion feature on paid-in-kind interest	-	18	-	-	18
Net loss	-	-	-	(2,778)	(2,778)
Other comprehensive income	-	-	46	-	46
Balance as of December 31, 2019	61,566,076	$73,773	$342	$(66,988)	$7,127

See accompanying notes to consolidated financial statements.

JONES SODA CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(2,778)	$(2,079)
Adjustments to reconcile net loss to net cash used
in operating activities:
Gain on insurance claim	-	(36)
Depreciation and amortization	316	123
Stock-based compensation	141	178
Change in allowance for doubtful accounts	4	33
Changes in operating assets and liabilities:
Accounts receivable	(202)	(197)
Inventory	(430)	190
Prepaid expenses and other current assets	(30)	(107)
Other assets	-	(25)
Accounts payable	(508)	114
Accrued expenses	139	108
Taxes payable	11	(2)
Other liabilities	(7)	(4)
Net cash used in operating activities	(3,344)	(1,704)
INVESTING ACTIVITIES:
Proceeds from insurance claim on property damage	-	36
Purchase of fixed assets	(121)	(77)
Net cash used in investing activities	(121)	(41)
FINANCING ACTIVITIES:
Net proceeds from exercise of stock options	28	-
Proceeds from issuance of common stock and warrants, net	8,817	-
Proceeds from issuance of convertible notes, net	-	2,783
Repayments on line of credit, net of proceeds	(428)	(430)
Net cash provided by financing activities	8,417	2,353
Net increase in cash and cash equivalents	4,952	608
Effect of exchange rate changes on cash	26	(14)
Cash and cash equivalents, beginning of period	991	397
Cash and cash equivalents, end of period	$5,969	$991
Supplemental disclosure:
Cash paid during period for:
Interest	$45	$41
Income taxes	18	25
Supplemental disclosure of non-cash transactions:
Conversion of notes payable and accrued interest	$1,558	$-
Beneficial conversion feature on convertible notes	18	350

See accompanying notes to consolidated financial statements.

JONES SODA CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

1. Nature of Operations and Summary of Significant Accounting Policies

Jones Soda Co. develops, produces, markets and distributes premium beverages which it sells and distributes primarily in the United States and Canada through its network of independent distributors and directly to its national and regional retail accounts.

We are a Washington corporation and have two operating subsidiaries, Jones Soda Co. (USA) Inc. and Jones Soda (Canada) Inc. (Subsidiaries).

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and the Securities and Exchange Commission (SEC) rules and regulations applicable to financial reporting. The consolidated financial statements include our accounts and accounts of our wholly owned subsidiaries. All intercompany transactions between us and our subsidiaries have been eliminated in consolidation.

Going Concern

As of December 31, 2019 and 2018, we had cash and cash-equivalents of approximately $6.0 million and $991,000, respectively, and working capital of approximately $8.4 million and $1.8 million, respectively. Net cash used in operations during fiscal years 2019 and 2018 totaled approximately $3.3 million and $1.7 million, respectively.

The Company has experienced recurring losses from operations and negative cash flows from operating activities.  This situation creates uncertainties about the Company’s ability to execute its business plan, finance operations, and indicates substantial doubt about the Company’s ability to continue as a going concern.

We continue to experience negative cash flows from operations, as well as an ongoing requirement for additional capital to support working capital needs.  Therefore, currently, based upon the Company’s near term anticipated level of operations and expenditures, management believes that cash on hand, is not sufficient to enable the Company to fund operations for twelve months from the date the financial statements included in this Report are issued.  Our line of credit expired by its terms in December 2019.  These conditions raise substantial doubt as to the ability of the Company to continue as a going concern.  Management’s plans to fund its operations are dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. The continued spread of COVID-19 and uncertain market conditions may limit the Company’s ability to access capital, may reduce demand for the Company’s products, and may negatively impact the Company’s supply chain. The consolidated financial statements included in this Report do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

We will require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for available debt or equity financing. As discussed in Note 13, the continued spread of COVID-19 and uncertain market conditions may limit the Company’s ability to access capital, may reduce demand for the Company’s products, and may negatively impact the Company’s supply chain. Additionally, the amount of capital required will depend on our ability to meet our sales goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet these sales objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

Use of estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, inventory valuation, depreciable lives and valuation of capital assets, valuation allowances for receivables, trade promotion liabilities, stock-based compensation expense, valuation allowance for deferred income tax assets, contingencies, and forecasts supporting the going concern assumption and related disclosures. Actual results could differ from those estimates.

Cash and cash equivalents

We consider all highly liquid short-term investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

Fair value of financial instruments

Applicable accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). We measure our assets and liabilities using inputs from the following three levels of the fair value hierarchy: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date, Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by market data by correlation or other means, and Level 3 includes unobservable inputs that reflect assumptions about what factors market participants would use in pricing the asset or liability and are developed based on the best information available, including our own data.

The carrying amounts for cash and cash equivalents, receivables, and payables approximate fair value due to the short-term maturity of these instruments. During the first half of 2018, we issued an aggregate principal amount of $2,920,000 of convertible subordinated promissory notes (the “Convertible Notes”). The fair value remaining of Convertible Notes outstanding was approximately $1,437,000 and $2,846,000 as of December 31, 2019 and 2018, respectively.  The fair value of Convertible Notes was estimated using a discounted cash flow analysis based on current market interest rates, which represent level 2 inputs in the fair value hierarchy.

Accounts receivable

Our accounts receivable balance primarily includes balances from trade sales to distributors and retail customers. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance for doubtful accounts based primarily on historical write-off experience. Account balances that are deemed uncollectible, are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Allowances for doubtful accounts of $44 and $40 as of December 31, 2019 and 2018, respectively, are netted against accounts receivable. Changes in accounts receivable are primarily due to the timing and magnitude of orders of products, the timing of when control of products is transferred to distributors and the timing of cash collections.

Activity in the allowance for doubtful accounts consists of the following for the years ended December 31 (in thousands):

	2019	2018
Balance, beginning of year	$40	$7
Net charges to bad debt expense	48	33
Write-offs	(44)	-
Balance, end of year	$44	$40

As of December 31, 2019,  two customers made up 26% of our outstanding accounts receivable. As of December 31, 2018,  three customers made up 30% of our outstanding accounts receivable.

Inventories

Inventories consist of raw materials and finished goods and are stated at the lower of cost or net realizable value and include adjustments for estimated obsolete or excess inventory. Cost is based on actual cost on a first-in first-out basis. Raw materials that will be used in production in the next twelve months are recorded in inventory. The provisions for obsolete or excess inventory are based on estimated forecasted usage of inventories. A significant change in demand for certain products as compared to forecasted amounts may result in recording additional provisions for obsolete inventory. Provisions for obsolete or excess inventory are recorded as cost of goods sold and totaled $9,000 and $6,000 as of December 31, 2019 and 2018, respectively.

Fixed assets

Fixed assets are recorded at cost less accumulated depreciation and are depreciated on the declining balance basis over the estimated useful lives of the assets as follows:

Asset	Rate
Equipment	20% to 30%
Vehicles and office and computer equipment	30%

Impairment of long-lived assets

Long-lived assets, which include fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows when evaluating for impairment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Foreign currency translation

The functional currency of our Canadian subsidiary is the Canadian dollar. We translate assets and liabilities related to these operations to U.S. dollars at the exchange rate in effect at the date of the consolidated balance sheet; we convert revenues and expenses into U.S. dollars using the average monthly exchange rates. Translation gains and losses are reported as a separate component of accumulated other comprehensive income. Transaction gains and losses arising from the transactions denominated in a currency other than the functional currency are included in other expense, net in the accompanying consolidated statement of operations. Net transaction losses were  $4,000 for 2019 and net transaction gains were  $7,000 for 2018.

Revenue recognition

The Company recognizes revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

See Note 12, Segment information, for information on revenue disaggregated by geographic area.

Because the Company’s agreements have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (delivery of product). The Company primarily receives fixed consideration for sales of product, subject to adjustment as described below. Shipping and handling amounts paid by customers are primarily for online orders, and are included in revenue, and totaled $71,000 and $163,000 for the years ended December 31, 2019 and 2018, respectively. Sales tax and other similar taxes are excluded from revenue.

Revenue is recorded net of provisions for discounts, slotting fees payable by us to retailers to stock our products and promotion allowances. Discounts, slotting fees and promotional allowances vary the consideration the Company is entitled to in exchange for the sale of products to distributors. The Company estimates these discounts, slotting fees and promotional allowances in the same period that the revenue is recognized for product sales to customers. The amount of revenue recognized represents the amount that will not be subject to a significant future reversal of revenue. The liability for promotional allowances is included in accrued expenses on the consolidated balance sheets. Amounts paid for slotting fees are recorded as prepaid expenses on the consolidated balance sheets and amortized over the corresponding term. For the years ended December 31, 2019 and 2018, our revenue was reduced by approximately $1.7 million and $1.5 million, respectively, for slotting fees and promotion allowances.

All sales to distributors and customers are generally final. In limited instances the Company may accept returned product due to quality issues or distributor terminations and in such situations the Company would have variable consideration. To date, returns have not been material. The Company’s customers generally pay within 30 days from the receipt of a valid invoice. The Company offers prompt pay discounts of up to 2% to certain customers typically for payments made within 15 days. Prompt pay discounts are estimated in the period of sale based on experience with sales to eligible customers. Early pay discounts are recorded as a deduction to the accounts receivable balance presented on the consolidated balance sheets.

Advertising costs

Advertising costs, which also include promotions and sponsorships, are expensed as incurred. During the years ended December 31, 2019 and 2018, we incurred advertising costs of $518,000 and $641,000, respectively.

Income taxes

We account for income taxes by recognizing the amount of taxes payable for the current year and deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We perform periodic evaluations of recorded tax assets and liabilities and maintain a valuation allowance, if considered necessary based on whether they are more likely than not to be realized. The determination of taxes payable for the current year includes estimates. We believe that we have appropriate support for the income tax positions taken, and to be taken, on our tax returns and that our accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. No reserves for an uncertain income tax position have been recorded for the years ended December 31, 2019 or 2018.

Net loss per share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the periods. Diluted earnings per share is computed by adjusting the weighted average number of common shares by the effective net exercise or conversion of all dilutive securities. Due to the net loss in 2019 and 2018, outstanding stock options amounting to 3,495,601 and 3,825,083, shares issuable upon the conversion of the Convertible Notes of 5,095,308 and 9,547,897, unvested restricted stock units of 149,824 and 253,363, and stock warrants of 15,000,000 and zero at December 31, 2019 and 2018, respectively, were anti-dilutive.

Comprehensive loss

Comprehensive loss is comprised of net loss and translation adjustments. We do not provide income taxes on currency translation adjustments, as the historical earnings from our Canadian subsidiary is considered to be indefinitely reinvested.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of SKUs selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Deferred financing costs

We defer costs related to the issuance of debt which are included on the accompanying balance sheets as a deduction from the debt liability. Deferred financing costs are amortized over the term of the related loan and are included as a component of interest expense on the accompanying consolidated statements of operations.

Recent accounting guidance

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases: Topic 842 (“ASU 2016-02”), which replaces existing lease guidance. ASU 2016-02 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than twelve months to its balance sheets. ASU 2016-02 also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 became effective for us beginning January 1, 2019. The Company adopted ASU 2016-02 and related ASUs, collectively “ASC Topic 842,” on January 1, 2019, utilizing the alternative transition method allowed for under ASU 2018-11. The Company elected the practical expedients to not reassess the prior conclusions about lease identification under the new standard, to not reassess lease classification, to not separate lease and non lease components, and to not reassess initial direct costs. As a result, the Company recorded a lease liability and right-of-use asset of $124,000 and $116,000, respectively, on the consolidated balance sheet as of January 1, 2019. The adoption of ASC Topic 842 did not have a material impact on either the consolidated statement of operations or consolidated statement of cash flows for the year ended December 31, 2019.

 In July 2018, the FASB issued ASU 2018-11 Leases (Topic 842), Targeted Improvements. With this ASU, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply ASU 2016-02 at the adoption date (January 1, 2019 for the Company) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. An entity that elects this additional (and optional) transition method must provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840. The amendments do not change the existing disclosure requirements in Topic 840 (for example, they do not create interim disclosure requirements that entities previously were not required to provide). We adopted this new transition method upon adoption of ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments: Credit Losses (“ASU 2016-13”), which changes the impairment model for most financial instruments, including trade receivables from an incurred loss method to a new forward-looking approach, based on expected losses. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information and reasonable and supportable forecasts. This ASU is effective for us in the first quarter of 2023 and must be adopted using a modified retrospective transition approach. We are currently evaluating the potential impact that the adoption of ASU 2016-13 will have on our consolidated financial statements.

2. Inventory

Inventory consisted of the following as of December 31 (in thousands):

	December 31, 2019	December 31, 2018
Finished goods	$1,120	$948
Raw materials	668	401
	$1,788	$1,349

Finished goods primarily include product ready for shipment, as well as promotional merchandise held for sale. Raw materials primarily include ingredients, concentrate and packaging.

3. Fixed Assets

Fixed assets consisted of the following as of December 31 (in thousands):

	2019	2018
Vehicles	$367	$363
Leasehold improvements and equipment	154	181
Office and computer equipment	125	33
	646	577
Accumulated depreciation	(484)	(489)
	$162	$88

4. Accrued Expenses

Accrued expenses consisted of the following as of December 31 (in thousands):

	2019	2018
Employee benefits	$87	$80
Selling and marketing	257	317
Other accruals	319	217
	$663	$614

5. Convertible Subordinated Notes Payable

On March 23, 2018, and April 18, 2018, we issued and sold an aggregate principal amount of $2,920,000 of convertible subordinated promissory notes (the “Convertible Notes”) to institutional investors, our management team, and other individual accredited investors.

The Convertible Notes have a four-year term from the date of issuance and bear interest at 6% per annum until maturity. The holders can convert the Convertible Notes at any time into the number of shares of our common stock equal to the quotient obtained by dividing (i) the amount of the unpaid principal and interest on such Convertible Note by (ii) $0.32 (the “Conversion Price”). The Conversion Price is subject to anti-dilution adjustment on a broad-based, weighted average basis if we issue shares or equity-linked instruments at a conversion price below $0.32 per share. No payments of principal or interest are due until the maturity.

The Convertible Notes are subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness, which is defined as amounts due in connection with our indebtedness for borrowed money to banks, commercial finance lenders, or other lending institutions regularly engaged in the business of lending money, with certain restrictions.

During 2019, Convertible Notes in the aggregate principal amount of $1.4 million and related accrued interest were converted into 4,868,079 shares of common stock in accordance with the original terms of the Convertible Notes.  As a result, the carrying amount of the converted principal amount of such Convertible Notes, along with the converted accrued interest, in an aggregate amount of $1,558,000, was credited to common stock and unamortized discounts in an amount equal to $262,000 were recognized as interest expense during 2019.

The fair value of our common stock on the March 23, 2018, closing date for the issuance of the Convertible Notes was $0.36 per share, therefore, the Convertible Notes contained a beneficial conversion feature with an aggregate intrinsic value of $350,000. The fair value of our common stock on the April 18, 2018, closing date for the issuance of the Convertible Notes was $0.30 per share, which did not result in an additional beneficial conversion feature. The resulting debt discount for the Convertible Notes issued on March 23, 2018 is presented as a direct deduction from the carrying value of the Convertible Notes and was recorded with an increase to additional paid-in capital. The discount along with the related closing costs amounting to $137,000 are amortized through interest expense over the term of the Convertible Notes. The balance of notes payable is presented net of unamortized discounts amounting to $141,000 and $392,000 at December 31, 2019 and 2018, respectively. The principal balance of notes payable to related parties amounted to $120,000 at December 31, 2019 and 2018.

Principal payments are as follows for the years ending December 31 (in thousands):

2020	$-
2021	-
2022	1,474
$1,474

6.  Line of Credit

During December 2019, we allowed our revolving secured credit facility (the “Loan Facility”) with Pacific Western Bank (previously known as BFI Business Finance and CapitalSource Business Finance Group) to expire by its terms.

Under this Loan Facility, we had ability to periodically request advances equal to the lesser of: (a) $3.2 million, or (b) the Borrowing Base which was, in the following priority, the sum of: (i) 85% of eligible U.S. accounts receivable, plus (ii) 50% of eligible Canadian accounts receivable not to exceed $300,000 (subject to any reserve amount established by CapitalSource), plus (iii) 35% of finished goods inventory not to exceed $475,000 or 50% of eligible accounts receivable collateral.  The Loan Facility allowed us to borrow a maximum aggregate amount of up to $3.2 million based on eligible accounts receivable and inventory. As of December 31, 2019,  the line of credit had expired by its terms.

Advances under the Loan Facility bore interest at the prime rate plus 0.75%, where prime may not be less than 0% (resulting in an interest rate of 5.5% as of December 31, 2019), and a loan fee of 0.10% on the daily loan balance was payable monthly. The Loan Facility provided for a minimum cumulative amount of interest of $30,000 per year to be paid to Pacific Western Bank, regardless of whether or not we drew on the Loan Facility. Pacific Western Bank had the right to terminate the Loan Facility at any time upon 120 days’ prior written notice. All present and future obligations of the Subsidiaries arising under the Loan Facility were guaranteed by us and were secured by a first priority security interest in all of our assets. The Loan Facility contained customary representations and warranties as well as affirmative and negative covenants.

7.  Lease Obligations

We currently lease approximately 6,500 square feet of retail/office space in Seattle, Washington for our principal executive and administrative offices. The term of the lease is five years expiring February 2020 with an option to extend for additional one-year terms, indefinitely.

During the years ended December 31, 2019 and 2018, we incurred rental expenses of $133,000 and $135,000 respectively. During the years ended December 31, 2019 and 2018, we made cash payments of $139,000 each year.

Subsequent to December 31, 2019, the Company amended the lease terms on February 4, 2020. Under the lease amendment, the Company will continue to occupy the same premises for its headquarters, and the term of the lease, which was scheduled to expire on February 28, 2020, is extended through February 28, 2025.

As of December 31, 2019, our scheduled lease payments excluding management fees and other operational expenses for the remainder of the lease term in 2020 is $18,000. Management fees and other operational expenses were immaterial. Cash payments on our operating lease are presented as operating cash outflows in the consolidated statement of cash flows. Under the lease amendment, the annual payments excluding management fees and other operations expenses will be as follows (in thousands):

2020	$97
2021	119
2022	122
2023	126
2024	130
2025	22
$616

As of December 31, 2018, under ASC 840, our scheduled lease payments excluding management fees and other operational expenses were as follows (in thousands):

2019	$106
2020	18
$124

8.Shareholders’ Equity

Under the terms of our 2011 Incentive Plan (the “Plan”), the number of shares authorized under the Plan may be increased each January 1st by an amount equal to the least of (a) 1,300,000 shares, (b) 4.0% of our outstanding common stock as of the end of our immediately preceding fiscal year, and (c) a lesser amount determined by the Board of Directors (the Board), provided that the number of shares that may be granted pursuant to awards in a single year may not exceed 10% of our outstanding shares of common stock on a fully diluted basis as of the end of the immediately preceding fiscal year. Effective January 1, 2020, the total number of shares of common stock authorized under the Plan was 12,084,032 shares.

Under the terms of the Plan, the Board may grant awards to employees, officers, directors, consultants, agents, advisors and independent contractors. Awards may consist of stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance awards or other stock or cash-based awards. Stock options are granted at the closing price of our stock on the date of grant, and generally have a ten-year term and vest over a period of 48 months with the first 25.0% cliff vesting one year from the grant date and monthly thereafter. As of December 31, 2019, there were 6,289,824 shares of unissued common stock authorized and available for future awards under the Plan.

(a)	Stock options:

A summary of our stock option activity is as follows:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2019	3,825,083	$0.48
Options granted	360,000	0.33
Options exercised	(70,445)	0.39
Options cancelled/expired	(619,037)	0.36
Balance at December 31, 2019	3,495,601	$0.46
Exercisable, December 31, 2019	2,946,079	$0.47
Vested and expected to vest	3,361,970	$0.46

The following table summarizes information about stock options outstanding and exercisable under our stock incentive plans at December 31, 2019:

	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.25 to $0.50	2,903,708	5.96	$0.39	2,413,831	5.40	$0.39
$0.51 to $1.09	516,893	3.39	0.76	457,248	2.98	0.78
$1.10 to $2.99	75,000	1.37	1.20	75,000	1.37	1.20
	3,495,601	5.48	0.46	2,946,079	4.92	0.47

(b)	Restricted stock awards:

Effective as of January 1, 2018, equity compensation for non-employee director service is an annual restricted stock unit award that vests over one year, the number of shares underlying such award is determined by dividing $15,000 by the closing share price on the date of grant (which shall be the first business day in January in each calendar year); when joining the Board each  non-employee director shall receive an initial restricted stock unit award that vests over one year, the number of shares underlying such award be determined by dividing $15,000 by the Company’s closing stock price on the date of grant (which shall be the first trading day following the date on which such director is appointed), prorated based on the date on which such director is appointed.

A summary of our restricted stock activity is as follows:

	Restricted Shares	Weighted-Average Grant Date Fair Value	Weighted-Average Contractual Life
Non-vested restricted stock at January 1, 2019	253,363	$0.31	9.4
Granted	388,864	0.28	—
Vested	(173,314)	0.34	—
Cancelled/expired	(319,089)	0.26	—
Non-vested restricted stock at December 31, 2019	149,824	$0.33	9.1

We withheld a total of 10,135 shares as payment for withholding taxes due in connection with the vesting of restricted stock awards during the period ending December 31, 2019, and the average price paid per share of $0.25 reflects the average market value per share of the shares withheld for tax purposes.

Equity compensation for non-employee director service beginning January 1, 2020 consists of the grant of an annual non-qualified stock option award that vests on the first anniversary of the date of grant (subject to the director’s continuing service as of such anniversary date),  with the number of shares underlying such award  determined by dividing $25,000 by the closing stock price (as quoted on the OTCQB marketplace) on the date of grant (which shall be the first trading day in January in each calendar year), and such stock option award shall have an exercise price equal to our closing stock price (as quoted on the OTCQB marketplace) on the date of grant. When joining our board of directors, each non-employee director shall be granted a non-qualified stock option award that vests on the first anniversary of the date of grant (subject to the director’s continuing service as of such anniversary date), with the number of shares underlying such award determined by dividing $25,000 by our closing stock price on the first trading day following the date on which such director is appointed), prorated based on the date on which such director is appointed,  and which stock option shall be granted as of the first trading day following the date on which such director was appointed, and shall have an exercise price equal to our closing stock price (as quoted on the OTCQB marketplace) on the date of grant.

In addition to the annual award in January, during August we granted an aggregate of 30,304 restricted stock units to two of our non-employee directors who were appointed to the board of directors in August of 2019.

(c)	Stock-based compensation expense:

Stock-based compensation expense is recognized using the straight-line attribution method over the employees’ requisite service period. We recognize compensation expense for only the portion of stock options or restricted stock expected to vest. Therefore, we apply estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to stock-based compensation expense may be required in future periods.

At December 31, 2019, we had unrecognized compensation expense related to stock options and non-vested stock of $80,000 to be recognized over a weighted-average period of 2.5 years.

The following table summarizes the stock-based compensation expense (in thousands):

	Year Ended December 31,
	2019	2018
Type of awards:
Stock options	$101	$121
Restricted stock	40	57
	$141	$178

Income statement account:
Selling and marketing	$45	$56
General and administrative	96	122
	$141	$178

We employ the following key weighted-average assumptions in determining the fair value of stock options, using the Black-Scholes option pricing model and the simplified method to estimate the expected term of “plain vanilla” options:

	Year Ended December 31,
	2019		2018
Expected dividend yield	—		—
Expected stock price volatility	67.7%		67.0%
Risk-free interest rate	2.2%		2.6%
Expected term (in years)	6.0	years	5.6	years
Weighted-average grant date fair-value	$0.20		$0.23

During the year ended December 31, 2019,  no material modifications were made to outstanding stock options.

The aggregate intrinsic value of stock options outstanding at December 31, 2019 and 2018 was $9,000 and zero and for options exercisable was $6,000 and zero, respectively. The intrinsic value of outstanding and exercisable stock options is calculated as the quoted market price of the stock at the balance sheet date less the exercise price of the option. The total intrinsic value of options exercised during the year ended December 31, 2019 and 2018 was $21,000 and zero, respectively. The Company’s policy is to issue new shares upon exercise of options.

(d)Equity financing:

On July 11, 2019, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Heavenly Rx Ltd. (the “Investor”) pursuant to which the Company sold to the Investor in a private placement (the “Financing”): (a)  15,000,000 shares (the “Shares”) of common stock and (b) a warrant to purchase up to an additional 15,000,000 shares of common stock (the “Warrant”).  The aggregate purchase price for the Shares and the Warrant was $9,000,000 in cash, which was paid to the Company at the closing of the purchase and sale on July 11, 2019, and is presented net of offering costs of $183,000.  The Company intends to use the proceeds for general working capital and other purposes, including sales and marketing, product development and capital expenditures for its legacy business and new business initiatives. The Company may receive up to an additional $11.7 million in capital in connection with the exercise of the Warrant. The Warrant is immediately exercisable, has a term of one-year, and provides the Investor with the right to purchase up to 15,000,000 shares of common stock (“Warrant Shares”) at an exercise price of $0.78 per share, subject to adjustment in the event of certain stock splits, stock dividends or distributions, reorganizations, reclassifications or other similar events.  The Warrant shall be automatically exercised upon the occurrence of certain events.

The relative fair value of the net proceeds allocated to the common stock was estimated to be $6,782,000. The relative fair value of the net proceeds allocated to the Warrants was estimated to be $2,035,000 as determined based on the relative fair value allocation of the proceeds received. The Warrant was valued using the Black-Scholes option pricing model using the following variables: market price of common stock - $0.517 per share; estimated volatility – 108.21%; 1-year risk free interest rate – 1.97%; expected dividend rate - 0% and expected life - 1 year.

9.Employee 401(k) Plan

We have a 401(k) plan whereby eligible employees who have completed one hour of service per month in three consecutive months of employment may enroll. Employees can elect to contribute up to 100% of their eligible compensation to the 401(k) plan subject to Internal Revenue Service’s limitations. As currently established, we are not required to make and have not made any contributions to the 401(k) plan during the years ended December 31, 2019 and 2018.

10.Commitments and Contingencies

Commitments

As of December 31, 2019, we continue to have commitments to various suppliers of raw materials (primarily sugar and glass). Purchase obligations under these commitments are expected to total $469,000 in 2020, with no current commitments thereafter.

Legal proceedings

We are or may be involved from time to time in various claims and legal actions arising in the ordinary course of business, including proceedings involving employee claims, contract disputes, product liability and other general liability claims, as well as trademark, copyright, and related claims and legal actions. In the opinion of our management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

11. Income Taxes

The provision for income taxes consisted of the following for the years ended December 31 (in thousands):

	2019	2018
Current
State	$5	$2
Foreign	24	22
Provision for income taxes	$29	$24

Loss before provision for income taxes was as follows for the years ended December 31 (in thousands):

	2019	2018
United States	$(2,833)	$(2,143)
Foreign	84	88
Total	$(2,749)	$(2,055)

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	2019	2018
Federal statutory rate	21.00%	21.00%
Effect of:
Permanent differences	(1.11)	(0.04)
Foreign rate differential	(1.26)	-
State income taxes, net of federal benefit	2.52	(0.18)
Change in valuation allowance	(23.21)	(21.23)
Other, net	1.06	(0.71)
Provision for income taxes	(1.00)%	(1.16)%

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred income taxes were as follows (in thousands):

	2019	2018

Federal and state net operating loss carryforwards	$14,104	$13,567
Stock-based compensation	272	256
Other, net	87	48
Total deferred tax asset	14,463	13,871
Valuation allowance	(14,463)	(13,871)
Net deferred tax asset	$—	$—

We continue to experience significant losses in our U.S. operations that are material to our decision to maintain a full valuation allowance against our net U.S. deferred tax assets. This is due to the fact that the relevant accounting guidance puts more weight on the negative objective evidence of cumulative losses in recent years than the positive subjective evidence of future projections of pretax income. For the years ended December 31, 2019 and December 31, 2018, the valuation allowance increased by $592,000 and $434,000, respectively.

We continually analyze the realizability of our deferred tax assets, but we reasonably expect to continue to record a full valuation allowance on future U.S. tax benefits until we sustain an appropriate level of taxable income through improved U.S. operations and tax planning strategies.

At December 31, 2019, we had net operating loss carryforwards for income tax purposes in the United States of $57.8 million which expire at various times commencing 2019. We also had net operating loss carryforwards for income tax purposes in the United States of $4.7 million that may be carried forward indefinitely. Net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue code.

There are no uncertain tax positions to recognize as of December 31, 2019 and 2018.

The tax years that remain open to examination by the taxing authorities are 2015–2019, generally. The net operating losses from prior years are subject to adjustment under examination to the extent they remain unutilized in an open year.

12. Segment Information

We have one operating segment with operations primarily in the United States and Canada. Sales are assigned to geographic locations based on the location of customers. Geographic information for the years ended December 31 is as follows (in thousands):

	2019	2018
Revenue:
United States	$8,680	$9,520
Canada	2,768	2,949
Other countries	60	89
Total revenue	$11,508	$12,558

Fixed assets:
United States	$162	$88
Canada	—	—
Total fixed assets	$162	$88

During each of the years ended December 31, 2019 and 2018, three of our customers represented approximately 43% of revenues.

13. Subsequent Events

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community.  In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure internationally.  The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing activities, or the global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of third parties on which we rely.

Additionally, while the extent of the impact on the Company’s business and financial condition is unknown at this time, it may be negatively affected by COVID-19 and actions taken to address and limit the spread of COVID-19, such as travel restrictions, event cancellations, and limitations affecting the supply of labor and the movement of raw materials and finished products. If available manufacturing capacity is reduced as a result of the COVID-19, it could negatively affect the timely supply, pricing and availability of finished products. Moreover, the Company will also be negatively impacted by current and future closures of restaurants, independent accounts, convenience chains, and retail store chains resulting from the COVID-19 outbreak. The current closures of restaurants and independent accounts will negatively affect our revenues and cash flows, especially with respect to our fountain business, which comprised approximately 9% of the Company’s revenues in 2019.   The continued spread of COVID-19 and uncertain market conditions may also limit the Company’s ability to access capital to fund its operations, which could negatively impact the Company’s short-term and long-term liquidity.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A.CONTROLS AND PROCEDURES.

Disclosure Control and Procedures

We maintain disclosure controls and procedures (as such terms are defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that the information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Acting Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Management, under the supervision and with the participation of our Chief Executive Officer and Acting Principal Financial Officer evaluated the effectiveness and design of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) as of December 31, 2019. Based on that evaluation, the Chief Executive Officer and Acting Principal Financial Officer concluded that these disclosure controls and procedures were effective as of December 31, 2019.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f) promulgated under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; (iii) provide reasonable assurance that our receipts and expenditures are made in accordance with management authorization; and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting, however well designed and operated can provide only reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions.

Management, under the supervision and with the participation of our Chief Executive Officer and Acting Principal Financial Officer, conducted an evaluation of our internal control over financial reporting as of December 31, 2019, based on the framework in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the COSO framework, management concluded that our internal control over financial reporting was effective as of December 31, 2019.

There have been no changes in our internal control over financial reporting during the quarter ended December 31, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

This Report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Additionally, management’s report was not subject to attestation by our registered public accounting firm pursuant to the permanent exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 for non-accelerated filers.

ITEM 9B. OTHER INFORMATION.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on January 29, 2020, effective  March 26, 2020, the Board of Directors granted to Eric Chastain, the Company’s Chief Operating Officer, a non-qualified stock option to purchase up to 50,000 shares of our common stock subject to the terms and conditions of the 2011 Incentive Plan, with an exercise price equal to $0.22, which was our stock price as reported on the OTCQB on the effective date of grant.  The option shall vest according to the Company’s standard vesting schedule of 25% on the one-year anniversary of the date of grant and an additional 1/48theach additional one-month period thereafter (subject to Mr. Chastain’s continuous service with the Company through each such vesting date).

PART III

ITEM 10.DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

Information regarding our Code of Ethics is included in Item 1 of Part I, and that information is incorporated by reference herein.

The other information called for by Part III, Item 10, will be included in our proxy statement relating to our 2020 Annual Meeting of Shareholders (our “2020 Proxy Statement”), and is incorporated herein by reference to the sections captioned “Nominees,” “Delinquent Section 16(a) Reports,” “Board Meetings and Committees,” “Audit Committee,” “Director Nomination Process,” and “Executive Officers.” Our 2020 Proxy Statement will be filed within 120 days of December 31, 2019, our fiscal year end.

ITEM 11.EXECUTIVE COMPENSATION.

Information called for by Part III, Item 11, will be included in our 2020 Proxy Statement, and is incorporated herein by reference to the sections captioned “Executive Compensation” and  “Director Compensation.” Our 2020 Proxy Statement will be filed within 120 days of December 31, 2019, our fiscal year end.

ITEM 12.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS.

Certain information called for by Part III, Item 12, will be included in our 2020 Proxy Statement, and is incorporated herein by reference to the section captioned “Security Ownership Of Certain Beneficial Owners And Management.” Our 2020 Proxy Statement will be filed within 120 days of December 31, 2019, our fiscal year end.

Equity Compensation Plan Information

The following table gives information as of December 31, 2019, the end of the most recently completed fiscal year, about shares of common stock that may be issued under our Jones Soda Co. 2011 Incentive Plan, our 2002 Equity Plan (which was terminated but has awards which remain outstanding in accordance with their existing terms).

Plan Category	(a) No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options, RSUs	(b) Weighted Average Exercise Price of Outstanding Stock Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities (a))
Equity Compensation Plans Approved by Shareholders	3,495,601	$0.46	6,289,824	(1)
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
TOTAL	3,495,601	$0.46	6,289,824	(1)

_______________________________________

(1)

The Jones Soda Co. 2011 Incentive Plan includes a formula for an annual increase in the number of shares authorized under the 2011 Incentive Plan, as of January 1 of each year, by an amount equal to the lesser of (a) 1,300,000 shares, (b) 4.0% of our outstanding common stock as of the end of our immediately preceding fiscal year, and (c) a lesser amount determined by the Board of Directors, provided that the number of shares that may be granted pursuant to awards in a single year may not exceed 10% of our outstanding shares of common stock on a fully diluted basis as of the end of the immediately preceding fiscal year. As of January 1, 2020, the total number of shares of common stock authorized for issuance under the Plan was an aggregate of 12,084,032.

ITEM 13.CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Information called for by Part III, Item 13, will be included in our 2020 Proxy Statement, and is incorporated herein by reference to the sections captioned “Transactions With Related Persons,” “Board Meetings and Committees” and “Independence of the Board of Directors.” Our 2020 Proxy Statement will be filed within 120 days of December 31, 2019, our fiscal year end.

ITEM 14.PRINCIPAL ACCOUNTING FEES AND SERVICES.

Information called for by Part III, Item 14, will be included in our 2020 Proxy Statement and is incorporated herein by reference to the sections captioned “Policy for Approval of Audit and Permitted Non-Audit Services” and “Audit and Related Fees.” Our 2020 Proxy Statement will be filed within 120 days of December 31, 2019, our fiscal year end.

PART IV

ITEM 15.EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Documents filed as part of this Report are as follows:

1)	Financial Statements: The consolidated financial statements, related notes and report of independent registered public accounting firm are included in Item 8 of Part II of this Report.
2)	Financial Statement Schedules: All schedules have been omitted because they are not applicable or not required, or the required information is included in the financial statements or notes thereto.
3)	Exhibits: The required exhibits are included at the end of this Report and are described in the exhibit index.

ITEM 16.10-K SUMMARY

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 30, 2020	JONES SODA CO.
	By:	/s/ Jennifer L. Cue
Jennifer L. Cue
President and Chief Executive Officer and Acting Principal Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Jennifer L. Cue, and Michael M. Fleming and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ JENNIFER L. CUE	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	March 30, 2020
Jennifer L. Cue

/s/ JEFFREY D. ANDERSON	Director	March 30, 2020
Jeffrey D. Anderson

/s/ CLIVE SIRKIN	Director	March 30, 2020
Clive Sirkin

/s/ PAUL NORMAN	Director	March 30, 2020
Paul Norman

/s/ MICHAEL M. FLEMING	Director, Chairman of the Board	March 30, 2020
Michael M. Fleming

EXHIBIT INDEX

The following exhibits are filed as part of this Annual Report on Form 10-K or are incorporated herein by reference. Where an exhibit is incorporated by reference, the document to which it is cross referenced is made.

3.1

Articles of Incorporation of Jones Soda Co. (Previously filed as, and incorporated herein by reference to, Exhibit 3.1 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 30, 2001; File No. 333-75913).

3.2

Amended and Restated Bylaws of Jones Soda Co. (Previously filed with, and incorporated herein by reference to, Exhibit 3.1 to our quarterly report on Form 10-Q, filed on November 8, 2013; File No. 000-28820).

4.1	Description of Registrant's Securities (Filed herewith).
4.2

Form of Convertible Subordinated Promissory Note (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on March 27, 2018; File No. 000-28820).

4.3	Form of Note Purchase Agreement (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our current report on Form 8-K, filed on March 27, 2018; File No. 000-28820).
4.4	Form of Registration Rights Agreement ((Previously filed with, and incorporated herein by reference to, Exhibit 10.3 to our current report on Form 8-K, filed on March 27, 2018; File No. 000-28820).
10.1

Lease Agreement dated December 31, 2014, by and between 66 South Hanford Street Limited Partnership and Jones Soda Co. (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on January 7, 2015; File No. 000-28820).

10.2

First Amendment to Lease dated February 4, 2020 (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on February 20, 2020; File No. 000-28820).

10.3

Form of Securities Purchase Agreement, dated as of February 1, 2012, by and among the Company and the Purchasers (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed February 2, 2012; File No. 000-28820).

10.4*

Jones Soda Co. 2002 Stock Option and Restricted Stock Plan (Previously filed with, and incorporated herein by reference to, Appendix B to our Definitive Proxy Statement on Schedule 14A, filed on April 18, 2007, File No. 000-28820).

10.5*

Jones Soda Co. 2011 Incentive Plan. (Previously filed with, and incorporated herein by reference to, Annex A to our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2011, File No. 000-28820).

10.6*

Form of Stock Option Grant Notice and Agreement under the Jones Soda Co. 2011 Incentive Plan (Previously filed with, and incorporated herein by reference to, Exhibit 10.3 to our quarterly report on Form 10-Q, filed August 12, 2011; File No. 000-28820).

10.7*

Form of Restricted Stock Award Notice and Agreement under the Jones Soda Co. 2011 Incentive Plan (Previously filed with, and incorporated herein by reference to, Exhibit 10.4 to our quarterly report on Form 10-Q, filed August 12, 2011; File No. 000-28820).

10.8*

Form of Restricted Stock Unit Award Notice and Agreement under the Jones Soda Co. 2011 Incentive Plan (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our quarterly report on Form 10-Q, filed November 13, 2018; File No. 000-28820).

10.9*

Employment Offer Letter between Jennifer L. Cue and Jones Soda Co., dated August 6, 2012 (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our quarterly report on Form 10-Q, filed August 10, 2012; File No. 000-28820).

10.10

Securities Purchase Agreement dated as of July 11, 2019, by and between the Company and Heavenly RX Ltd. (Previously filed with, and incorporated herein by reference to, Exhibit 10.1 to our current report on Form 8-K, filed on July 12, 2019).

10.11

Warrant dated July 11, 2019 to purchase up to 15,000,000 shares of Common Stock (Previously filed with, and incorporated herein by reference to, Exhibit 10.2 to our current report on Form 8-K, filed on July 12, 2019).

10.12

Investor Rights Agreement dated as of July 11, 2019 by and among the Company, Heavenly RX Ltd. and the shareholders named therein (Previously filed with, and incorporated herein by reference to, Exhibit 10.3 to our current report on Form 8-K, filed on July 12, 2019).

10.13

Standstill Agreement dated as of July 11, 2019 by and between the Company and Heavenly RX Ltd. (Previously filed with, and incorporated herein by reference to, Exhibit 10.4 to our current report on Form 8-K, filed on July 12, 2019).

10.14

Standstill Agreement dated as of July 11, 2019 by and between the Company and SOL Global Investments Corp. (Previously filed with, and incorporated herein by reference to, Exhibit 10.5 to our current report on Form 8-K, filed on July 12, 2019)

10.15	Form of Indemnification Agreement (Previously filed with, and incorporated herein by reference to, Exhibit 10.6 to our current report on Form 8-K, filed on July 12, 2019).
10.16*

Amended Compensation for Non-Employee Directors of Jones Soda Co. (Previously filed with, and incorporated herein by reference to, our current report on Form 8-K, filed September 30, 2019; File No. 000-28820).

21.1	Subsidiaries of the Registrant (Filed herewith).
23.1	Consent of BDO LLP (Filed herewith).
23.2	Consent of Peterson Sullivan, LLP (Filed herewith).
31.1

Certification by Jennifer L. Cue, Chief Executive Officer, and Acting Principal Financial Officer, pursuant to Rule 13a-14(a), pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (Filed herewith).

32.1

Certification by Jennifer L. Cue, Chief Executive Officer and Acting Principal Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Filed herewith).

101.INS**	XBRL Instance Document.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

______________________________________

*	Management contract or compensatory plan or arrangement.
**

Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement  or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability.